UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Papa John’s International, Inc.
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Notice of Annual Meeting of Stockholders

Tuesday, April 27, 2021 11:00 a.m. Eastern Time	Virtual Meeting Site : www.virtualshareholdermeeting.com/PZZA2021

Items of Business

●	Election of the nine directors nominated by the Board of Directors named in the attached Proxy Statement;
●	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2021;
●	Advisory approval of the Company’s executive compensation; and
●	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date  February 26, 2021

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on February 26, 2021 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to participate in the meeting virtually via our live webcast. Following the formal items of business to be brought before the meeting, we will discuss our 2020 results and answer your questions.

Thank you for your continued support of Papa John’s.

By Order of the Board of Directors,

Jeffrey C. Smith
Chair	March 23, 2021

Internet	Telephone	Mail	Webcast

Visit the Web site noted on your proxy card to vote via the Internet.	Use the toll-free telephone number on your proxy card to vote by telephone.	Sign, date and return your proxy card in the enclosed envelope to vote by mail.	Participate in the meeting and vote at www.virtualshareholdermeeting.com/PZZA2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2021 — this Proxy Statement and the Papa John’s 2020 Annual Report are available at www.papajohns.com/investor.

To Fellow Stockholders:

I hope you are safe and healthy. Like us, I’m sure you are hopeful for the end of the pandemic, the reopening of the economy, and just as importantly, the opportunity to gather with your friends and loved ones in person very soon.

Two years ago, I made a large investment in Papa John’s and joined the Board because I saw tremendous potential in the quality of our pizza, the differentiation of our brand and the passion and commitment of our team members and franchisees. While we couldn’t have possibly predicted the major challenges and incredible possibilities the past two years have presented, I could not be happier with the performance of our business, of our management team, and of our team members and franchisees around the globe.

After Papa John’s strong start to 2020, the COVID-19 pandemic began to have a devastating impact around the globe and, in particular, on the restaurant industry last spring. I’m proud of how the Papa John’s team acted quickly to navigate and manage risk during such unprecedented business conditions. Working together, they prioritized the safety of team members and customers, ensuring our restaurants could stay open and serve our communities safe and delicious food. From our corporate offices to our supply chain and restaurants, the team pivoted to a new operating model to keep our doors open in the early days of the pandemic, and then to meet the increasing demand for food delivery.

A focused strategy and strong execution helped Papa John’s achieve industry-leading comparable sales growth, higher earnings and record free cash flow in fiscal 2020. Average unit volumes across North America exceeded $1 million for the first time in the Company’s history, and median unit profits and margins were some of the highest ever, benefiting both the Company and our franchisees. These results reflect an acceleration from the third and fourth quarter of 2019, when we achieved our first positive comparable sales in almost two years.

Such strong performance enabled the Company to end the year with substantially reduced leverage and a balance sheet that will enable the Company to continue investing in high-return opportunities, while returning capital to stockholders.

Last year, we also strengthened our commitment and transparency around corporate responsibility, a critical driver of all companies’ long-term growth and stockholder value. We published our first Corporate Responsibility report in April 2020 under the oversight of the Board’s Corporate Governance and Nominating Committee. Throughout the year, the Company continued to invest in its people, while also giving back to the communities we serve – a reflection of our dedication to sustainable business practices.

Papa John’s has made remarkable progress during the past two years, and we are now poised to fulfill our enormous long-term growth potential ahead. I am optimistic about what we can do in 2021 and well into the future. Guided by our differentiated brand – BETTER INGREDIENTS. BETTER PIZZA. – Papa John’s is on a path to becoming the best pizza delivery company in the world.

On behalf of the Papa John’s Board and management team, I thank you for your continued support.

Sincerely,

Jeffrey C. Smith

Chair

To Our Stockholders, Team Members, Franchisees and Customers:

2020 was a year unlike any other, as the world faced unprecedented challenges from the COVID-19 pandemic. On behalf of the entire Papa John’s family, I want to begin by expressing my deepest sympathy to those who have experienced loss. My hope is we see an end to this global pandemic as soon as possible.

While 2020 had its share of difficulties, it was a year of transformation for Papa John’s. When I joined the company in 2019, I set a goal to become the best pizza delivery company in the world and I believe we are on a path to realize this long-term potential. In fact, last year Papa John’s comparable sales growth strongly outperformed our pizza delivery peers.

Papa John’s positive trajectory was set in late 2019, when we started building a new foundation for our future. We established our purpose and values, defined our strategic priorities and rebuilt our executive leadership into a world-class team, which I’m proud to say is one of the most diverse in our industry.

As a result, 2020 started strong, supported by the foundation we had built and driven by the culture of innovation that was taking hold. New menu items like Papadias, our Italian flatbread-style sandwich, and Jalapeño Popper Rolls, as well as exciting new marketing initiatives were already contributing sales growth and improving unit profitability. When the pandemic caused shutdowns across the globe in March, we quickly pivoted, investing in enhanced hygiene and No Contact Delivery, and supporting our team members with added benefits to ensure we could keep our doors open to serve our communities.

Papa John’s delivery and carryout model has enabled us to remain open for business throughout the pandemic. This has presented both a tremendous responsibility and opportunity: to protect the health and safety of our team members and customers, while continuing to serve our customers across the globe with delicious, high-quality food.

Throughout it all, Papa John’s team members and franchisees have delivered, with hard work and an unrelenting commitment to our values. I could not be more proud of what we have accomplished together. In addition to achieving significant sales growth, earnings and free cash flow for our stockholders in 2020, Papa John’s record performance generated outstanding average unit sales and median profitability for our franchisees. It also allowed us to create over 30,000 new jobs; support our communities by donating over 500,000 pizzas to first responders, front-line workers and communities in need; and raise more than $3.6 million for COVID-19 relief and the fight for racial justice.

As I reflect on the past year, I believe four key factors drove our success in 2020 and will continue to move us forward:

Innovation. For us, being the best pizza company in the world starts with having the best food. We invest in our products and our ingredients, and our commitment to quality food provides us a unique opportunity within our competitive space.

In addition to Papadias and Jalapeño Popper Rolls, last year we introduced the limited-time Shaq-a-Roni Pizza, developed in partnership with our board member and store owner Shaquille O’Neal, as well as Epic Stuffed Crust, one of our biggest launches in the brand’s history. Epic Stuffed Crust builds on our original fresh, never frozen, six-ingredient dough and has been hugely popular. Not only is it an important part of our plan for 2021, Epic Stuffed Crust represents another exciting platform for our longer-term innovation efforts.

These new products are attracting millions of new and returning customers. Through our digital channels alone, we added 10 million customers to the brand and 5 million new loyalty members last year.

Operations Model. We continue to lean into our efforts to remove complexity from our restaurants and simplify our operations. In 2020, we launched a number of productivity initiatives, including deploying dough spinners, enhancing the makeline and retrofitting cut-stations. We also continued to roll out PapaCall, our centralized order-taking and customer service center, to keep our team members focused on making great pizza, not taking phone calls.

Our strategic partnerships with the national delivery aggregators continue to be a competitive differentiator for Papa John’s operating model, enabling us to scale delivery to more customers during peak times. 2020 was a transformational year in these partnerships, as we saw sales through aggregators increase four-fold, and we expect these partnerships to be a key part of our long-term growth plan.

Development. While new store openings mostly paused in 2020 due to the pandemic, Papa John’s improved its franchisee investment proposition and strengthened its development capabilities. This positions us to unlock the tremendous opportunity for near- and long-term unit growth both domestically and internationally in 2021 and beyond.

Papa John’s has always offered franchise investors one of the fastest paybacks in our industry. Last year’s record average unit sales and improved profitability make us an even more attractive investment for our existing franchisees, as well as for the surge of franchise investors who are interested in the brand and the company.

As pandemic restrictions loosen, we are looking forward to accelerating our robust domestic and international development pipeline in 2021 to deliver unit growth across our vast U.S. and international development white space.

Culture. At Papa John’s we are creating a strong culture of leaders who believe in diversity, inclusivity and winning. This, I believe, is already proving a competitive advantage for our company, and will become even more important as we open our new headquarters in Atlanta, Georgia this year.

I am very proud of the fact that we have such a diverse leadership team. Throughout our company, I see every day how diversity and inclusivity enable the innovation that makes us a better brand and drives our long-term success. Building a company where everyone belongs helps us attract and retain talent in a highly competitive environment, and it helps us drive innovation that resonates with the increasing diversity of our customers.

I’m especially proud that this year the company scored 100% on the 2021 Corporate Equality Index for LGTBQ workplace equality – the only pizza company to earn a perfect score.

Papa John’s Path to Best

Throughout 2020, our team members and franchisees persevered through the challenges that faced us all. Their dedication and commitment to executing against the strategy we had in place allowed us to accelerate the positive momentum we were already building. This demonstrates that when a team is guided by a strong purpose and values, especially during trying times, it can succeed. And I believe this is just the beginning.

With the strong culture we are building, our new innovation mindset, a differentiated brand built on quality food, and the vast unit development opportunities ahead, I have never been more excited about Papa John’s outlook for long-term, sustainable growth. We will continue to realize our potential for becoming the world’s best pizza delivery company.

Thank you for your continued support.

Sincerely,

Rob Lynch

President and CEO

PATH TO LONG-TERM, SUSTAINABLE GROWTH

1 LEADERSHIP

DIVERSE LEADERS WITH PROVEN RECORDS BUILDING GREAT COMPANIES

BOARD OF DIRECTORS

Jeffrey C. Smith, Chair; Christopher L. Coleman; Olivia F. Kirtley; Laurette T. Koellner; Robert Lynch, President & CEO; Jocelyn C. Mangan; Sonya E. Medina; Shaquille R. O'Neal; Anthony M. Sanfilippo

EXECUTIVE LEADERSHIP

Robert Lynch, President & CEO; Ann Gugino, Chief Financial Officer; Marvin Boakye, Chief People & Diversity Officer; Madeline Chadwick, SVP, Communications & Corporate Affairs; Amanda Clark, Chief Development Officer; Justin Falciola, Chief Insights & Technology Officer; Shane Hutchins, Chief Supply Chain Officer; Caroline Miller Oyler, Chief Legal & Risk Officer; Jim Norberg, Chief Operating Officer, North America; Jack H. Swaysland, Chief Operating Officer, International; Max Wetzel, Chief Commercial & Marketing Officer

2 PURPOSE

A BIG PURPOSE AND OPPORTUNITY

WE LOVE PIZZA.

PIZZA BRINGS US ALL TOGETHER.

THE WORLD DESERVES BETTER PIZZA AND PAPA JOHN'S DELIVERS IT.

3 VALUES

VALUES THAT BRING OUT OUR BEST

PEOPLE FIRST
Customer and Team Member Focus

EVERYONE BELONGS
Diversity, Equity, Inclusion and Teamwork

DO THE RIGHT THING
Integrity, Character and Community

INNOVATE TO WIN
Think Differently and Lead Change

HAVE FUN!
It's Pizza, It Has To Be Fun!

4 PRIORITIES

FOCUSED PRIORITIES THAT DELIVER THE BIGGEST IMPACT

IMPROVE
the unit-level profitability and viability of our operations and franchisees

ESTABLISH
the superiority of our pizza via commercial platforms

BUILD
a technology infrastructure that enables our business operations

EXPAND
our footprint **domestically and internationally**

ROADMAP FOR CORPORATE RESPONSIBILITY

	PEOPLE	PIZZA	PLANET
WHAT MATTERS MOST	PEOPLE	PIZZA	PLANET
WHAT BETTER LOOKS LIKE	Building a culture of leaders who believe in diversity, inclusivity and winning	Providing a superior, high-quality pizza by using simple, clean ingredients	Taking steps to reduce our impact on the environment
OUR BETTER PRIORITIES	• Diversity & Equal Opportunity • Occupational Health & Safety • Employee Compensation & Benefits • Employee Recruitment & Retention	• Food Safety & Hygiene • Food Quality • Traceability of Ingredients • Nutrition & Allergen Labeling	• Sustainable Packaging • Waste Management & Recycling • Food Waste Reduction • Energy Efficiency

COMMITMENT TO DIVERSITY, EQUITY & INCLUSION

LEADERSHIP & SENIOR MANAGEMENT

Out of the 11 positions on Papa John's Senior Leadership Team:

4 are female **1** is LGBTQ **2** are Black

MANAGEMENT

Out of employees in Management Functions (VP and above):

33% are female

POLICIES

Earned score of 100% on the 2021 Corporate Equality Index (CEI) from Human Rights Campaign Foundation.

100% ★★★

ACTIVELY STRIVING for CONTINUED PROGRESS

CEO Rob Lynch named to governing committee for "CEO Action for Racial Equity"

Organized by CEO Action for Diversity & Inclusion, largest CEO-driven business commitment to advance diversity and inclusion within the workplace, of which Mr. Lynch is already a signatory

Achieved 100% employee completion of unconscious bias training

Also made the training available to franchise owners for use with their team members at no cost

Sponsoring eight employee resource affinity groups; leaders of each group forming our Inclusion Council

African American, Asian/Pacific Islander, Disabilities, Hispanic, LGBTQ+, Multigenerational, Veterans, Women

Proxy Statement

The Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 11:00 a.m. Eastern Time on April 27, 2021, and at any adjournment or postponement of the meeting. We have adopted a virtual format for our Annual Meeting again this year to provide a consistent experience to all stockholders regardless of location, and to support the health and well-being of our employees and stockholders due to the ongoing public health impact of the coronavirus outbreak (COVID-19). We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/PZZA2021. An audio recording of the entire Annual Meeting will be available on the Papa John’s Investor Relations website after the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 23, 2021.

At the Annual Meeting, stockholders will be asked to vote on the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of nine directors to the Board; the ratification of the selection of Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2021; and an advisory approval of the Company’s executive compensation.

Virtual Stockholder Meeting

The Annual Meeting will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on February 26, 2021 or if you hold a valid proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PZZA2021. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Papa John’s International, Inc. 401(k) Plan, which must be voted by April 21, 2021).

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials.

The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on April 27, 2021. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2021. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

Submitting questions at the Annual Meeting

If you are a stockholder as of the close of business on February 26, 2021, and access the Annual Meeting using the 16-digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials, you can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chair of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the Chair (or such other person designated by our Board) may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/PZZA2021.

If you have technical difficulties or trouble accessing the virtual meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:

844-976-0738 (toll-free)

303-562-9301 (international)

2021 Proxy Statement     1

Corporate Governance

Principles of corporate governance that guide the Company are set forth in the Company’s Board committee charters, the Company’s Corporate Governance Guidelines and the Company’s Code of Ethics and Business Conduct, all of which are available on our website at www.papajohns.com by first clicking “Investor Relations” and then “Corporate Governance.” (The information on the Company’s website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to ensure that the Board is independent from management, that the Board adequately oversees management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews its corporate governance documents.

Majority Voting Standard for Director Elections

Our Amended and Restated By-laws (the “By-laws”) provide for a majority voting standard for uncontested director elections and a mechanism for consideration of the resignation of an incumbent director who does not receive a majority of the votes cast in an uncontested election. Under the majority voting standard, a majority of the votes cast means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes represented in person or by proxy and entitled to vote on the election of directors. In addition, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director’s nomination, to submit an irrevocable letter of resignation to the Chair of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Committee or the Board’s decision.

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct, which is the Company’s code of ethics applicable to all directors, officers and team members worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business.

The Board has established procedures for any person, including a team member, to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics and Business Conduct relating, among other things, to:

●	violations of the federal securities laws;
●	fraud or error in the Company’s accounting, audit or internal controls, financial statements and records; or
●	misconduct by any member of the Company’s senior management.

The procedures for reporting issues and concerns may be found on our website at www.papajohns.com, by first clicking “Investor Relations” and then “Corporate Governance.”

Director Independence

The Board has determined that eight of the Company’s ten current directors are “independent” as defined by applicable law and NASDAQ listing standards, as follows: Christopher L. Coleman, Michael R. Dubin, Olivia F. Kirtley, Laurette T. Koellner, Jocelyn C. Mangan, Sonya E. Medina, Anthony M. Sanfilippo and Jeffrey C. Smith. Each of our Audit, Compensation, and Corporate Governance and Nominating committees is comprised only of independent directors, as identified below under the heading “Committees of the Board of Directors.”

Robert M. Lynch is not independent because he serves as President and Chief Executive Officer of the Company. Shaquille O’Neal is not an independent director because he is a franchisee of the Company and a brand ambassador of the Company as described under “Transactions with Related Persons” below.

2     2021 Proxy Statement

CORPORATE GOVERNANCE

Ms. Kirtley is a member of the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp that predates Ms. Kirtley’s appointment to the U.S. Bancorp board of directors. Ms. Kirtley is also a member of the board of directors of Delta Dental, the Company’s dental insurance carrier. The Board reviewed these relationships and determined that they do not impact Ms. Kirtley’s independence or her business judgment.

Hedging and Pledging Policy

Pursuant to our Insider Trading Compliance Policy, we prohibit employees, officers and directors from pledging any Company securities as collateral for a loan, or from holding any Company securities in a margin account. This policy also prohibits employees, officers and directors from entering into hedging transactions involving Company securities, including purchasing financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds and similar transactions. Hedging transactions means any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Company securities. Notwithstanding this restriction, pursuant to the terms of the Securities Purchase Agreement dated as of February 3, 2019 (the “Securities Purchase Agreement”), by and among the Company and certain funds affiliated with, or managed by, Starboard Value LP (collectively, “Starboard”), Starboard is expressly permitted to pledge Company securities acquired under the Securities Purchase Agreement. As Chief Executive Officer of Starboard Value LP, our Chair, Jeffrey C. Smith, may be deemed to beneficially own the securities owned by Starboard. Mr. Smith expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Board Leadership Structure and Risk Management

Under our Corporate Governance Guidelines, our Board elects a Chair of the Board with the duties set forth in our By-laws. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director. Jeffrey C. Smith, our current Chair, is independent; accordingly, we do not currently have a Lead Independent Director.

Our Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each of these Board committees is comprised solely of independent directors, with each of the committees having a separate chair. See “Committees of the Board of Directors” below for a description of each of these Board committees and its members. The key responsibilities of the Board include developing the strategic direction for the Company and providing oversight for the execution of that strategy by management. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s financial, strategic and operational issues, as well as the risks associated with each, and that oversight includes a thorough and comprehensive annual review of the Company’s strategic plan. One area of Board focus in 2020 relating to risk oversight concerned the risks that the COVID-19 pandemic presented to the Company’s employees, customers, franchisees and supply chain, and oversight of the steps taken by the Company to mitigate the impact of the pandemic.

At the committee level, risks are reviewed and addressed as follows:

●	The Audit Committee oversees management of financial risks, legal and regulatory risks, food safety, information technology and cybersecurity risks, as well as the Company’s Enterprise Risk Management program, reporting on such matters to the full Board. The Audit Committee’s agendas include discussions of individual and emerging risk areas throughout the year, and through its oversight of our Enterprise Risk Management program, the Audit Committee monitors management’s responsibility to identify, assess, manage and mitigate risks. Our Enterprise Risk Management program is comprised of a cross-functional, management-level Enterprise Risk Management team that helps establish a culture of managing and mitigating risk and coordination of risk management between our executive team and the Board.
●	The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements and also oversees succession planning. The Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. As a result of that evaluation, including a review of the plan design and governance aspects of our compensation programs discussed below in the Compensation Discussion and Analysis, the Compensation Committee concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on the Company.
●	The Corporate Governance and Nominating Committee manages risks associated with potential conflicts of interest and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Ethics and Business Conduct and monitoring of risks associated with

2021 Proxy Statement     3

CORPORATE GOVERNANCE

workplace discrimination and harassment. The Corporate Governance and Nominating Committee also oversees the Company’s initiatives on sustainability and environmental, social and governance matters.

While each committee is responsible for evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Risk Officer, and other Company officers with roles in managing risks.

Stockholder Engagement in 2020

Our Board of Directors and our management believe it is important to proactively engage with stockholders. In 2020, we had discussions with stockholders collectively holding more than a majority of our outstanding common stock. This engagement was conducted by senior decision-makers at the Company, including the Chair of the Board, the CEO, the CFO and other members of management.

Areas of particular focus in the engagement included: matters relating to the COVID-19 pandemic, including the Company’s performance during the pandemic, health and safety measures taken for the benefit of team members and customers, and supply chain integrity; Board composition; executive compensation; human capital and diversity initiatives; sustainability and corporate social responsibility; and business strategy and financial performance.

In response to stockholder feedback requesting more disclosure around sustainability and corporate responsibility, we published our first full Sustainability Report in 2020, which is available on our company website.  See “Sustainability, Environmental and Social” below.

Feedback from stockholders is shared with the Board and the applicable committees on a regular basis.

Independent Chair of the Board

Jeffrey C. Smith serves as our independent Chair of the Board. Our Board believes an independent Chair provides a strong leadership structure and sound governance in the best interests of the Company and its stockholders, working with the Board, the Company’s Chief Executive Officer and management to establish and further the Company’s strategic objectives. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director, with the duties described in the Company’s Corporate Governance Guidelines.

Meetings of the Board of Directors

The Board held ten meetings in 2020. Each director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during 2020.

Meetings of the Independent Directors

At meetings of both the Board and the Board committees, the Company’s independent directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with regularly scheduled Board or committee meetings. The Chair of the Board currently chairs executive sessions of the Board. If the position of Chair is not held by an independent director, the Lead Independent Director will chair such executive sessions.

Annual Meetings of Stockholders

The Company does not have a policy regarding director attendance at the Annual Meeting, but we encourage each of our directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. All ten directors attended the 2020 Annual Meeting.

Committees of the Board of Directors

The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee facilitate and assist the Board in the execution of its responsibilities. In accordance with NASDAQ listing standards, each of these standing committees is comprised solely of independent directors. Charters for each of our standing committees are available on the Company’s website at www.papajohns.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter of each standing committee is also available in print to any stockholder who requests it.

4     2021 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee

Members: Laurette T. Koellner (Chair) Olivia F. Kirtley Jocelyn C. Mangan Meetings in Fiscal 2020: 6

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee is responsible for the appointment, compensation and retention of the independent auditors and oversees the performance of the internal auditing function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. The Audit Committee meets with management and the independent auditors to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The responsibilities of the Audit Committee are more fully described in the Audit Committee’s Charter.

Each member of the Audit Committee is independent as determined by the Board, based upon applicable laws and regulations and NASDAQ listing standards. In addition, the Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and each of Ms. Koellner and Ms. Kirtley is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee

Members: Anthony M. Sanfilippo (Chair) Christopher L. Coleman Sonya E. Medina Meetings in Fiscal 2020: 6

The Compensation Committee oversees the Company’s compensation programs and is responsible for overseeing and making recommendations to the Board regarding the Company’s overall compensation strategies and succession planning. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company’s executive officers, including the executive officers named in the Summary Compensation Table below (our “named executive officers” or “NEOs”). The Committee has the authority to administer our equity plans and is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, and for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans. The Committee also reviews risks, if any, created by the Company’s compensation policies and practices and provides recommendations to the Board on compensation- related proposals to be considered at the Annual Meeting.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. The Committee has engaged Frederick W. Cook & Company (“FW Cook”) to advise it and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers. FW Cook does not provide any other services to the Company. The Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent and, based on that assessment, determined that the firm’s work has not raised any conflict of interest and the firm is independent. See “Compensation Discussion and Analysis” for a further description of the Compensation Committee’s use of FW Cook during 2020, as well as the role of our executive officers in determining or recommending the amount or form of compensation paid to our named executive officers during 2020, and the Committee’s process in setting compensation.

The responsibilities of the Compensation Committee are more fully described in the Committee’s Charter.

2021 Proxy Statement     5

CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

Members: Christopher L. Coleman (Chair) Sonya E. Medina Anthony M. Sanfilippo Meetings in Fiscal 2020: 5

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company’s stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Corporate Governance and Nominating Committee recommended the nomination of nine directors for election to the Board at the 2021 Annual Meeting.

In addition, the Committee develops and monitors the process for evaluating Board effectiveness, oversees the development and administration of the Company’s corporate governance policies and the Company’s compliance program with respect to the Company’s Code of Ethics and Business Conduct. It also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under “Approval of Related Person Transactions” below. The Committee oversees the Company’s commitment to corporate values of diversity, equity and inclusion, the Company’s human resources compliance programs, including policies and procedures for monitoring discrimination and harassment, and the Company’s initiatives on sustainability and environmental, social and governance matters.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee’s Charter.

Sustainability, Environmental and Social

At Papa John’s, we believe that people are our most important ingredient, and we are dedicated stewards of our communities and the environment. As noted above, the Corporate Governance and Nominating Committee has been tasked with overseeing the Company’s commitment to corporate values of diversity, equity and inclusion and the Company’s initiatives on sustainability and environmental, social and governance matters. Our first full Sustainability Report was published in the second quarter of 2020 and is available on our company website. An interim report will be published in the second quarter of 2021.

Diversity, Equity and Inclusion

Our Papa John's family includes approximately 130,000 corporate and franchise team members around the globe, representing all walks of life. We are in communities large and small and are proud to serve customers from all backgrounds, reflecting our Company value of “Everyone Belongs.” Our commitment to diversity, equity and inclusion is rooted in our belief that having a Papa John's family that fully reflects and celebrates the global nature of our brand is the right way to do business.

We are building a culture of leaders who believe in inclusivity, diversity and winning. Our efforts, led by our Chief People and Diversity Officer, embed our culture in our day-to-day practices through performance, recognition, and innovation.

We are implementing initiatives to diversify our workforce and leadership pipeline, embed policies and practices that ensure fairness and instill and reward behaviors across the organization that foster belonging and increase employee engagement. Out of the 11 members of our Executive Leadership Team, four are female, one is Lesbian Gay Bisexual Transgender Queer or Questioning (“LGBTQ”) and two are Black. We have also initiated multiple corporate initiatives over the past several years to support diversity, equity and inclusion. Some examples are our affordable healthcare plans and free virtual healthcare visits available to all part-time and full-time team members; the launch of The Papa John’s Foundation for Building Community; our inaugural Day of Service with Boys and Girls Clubs of America; and the creation of eight employee resource affinity groups.

6     2021 Proxy Statement

CORPORATE GOVERNANCE

Workplace Health and Safety

As part of the Company’s enterprise-wide safety management system, Papa John’s invests in training, technology and people to protect both our customers and team members. All Papa John’s team members, from those at our corporate office to those working in our warehouses and restaurants, receive annual safety training based on the requirements of their roles.  Both Quality Control Centers and restaurant operations undergo annual safety audits, as well as random safety checks by regional safety managers and field safety coordinators.

We have also taken steps to mitigate the impact of the COVID-19 pandemic on our team members and our customers by implementing extra health and safety measures across our business, including No Contact Delivery and enhanced cleaning and sanitization measures.

Human Rights

We strive for the highest standards of integrity and human rights in all of our business activities, including our supply chain. Our standard agreements with key suppliers mandate that each product sold to Papa John's will meet good manufacturing practices requirements applicable wherever the product is manufactured, produced, distributed, transported or stored. In addition to these requirements, which include supplier audits, and as part of our ongoing efforts to achieve and improve our standards of high quality and community responsibility throughout our business, we incorporate into our standard supply agreements specific prohibitions against suppliers' use of forced labor or facilitation of slavery and human trafficking, including certification, verification and audit procedures, and we strive to ensure Company representatives receive training to support those efforts. Our commitment to human rights is also demonstrated in our Code of Ethics.

Sustainability

Papa John’s is committed to being a good steward of the environment. We have undertaken numerous initiatives related to environmental sustainability, including in the areas of energy savings and recycling. Papa John’s invests in new technologies and processes to improve the efficiency of our restaurants and commercial operations in several ways. In doing so, we are also lowering our greenhouse gas emissions. Specifically, we have taken the following actions at our Quality Control Centers, restaurants, and corporate headquarters: we have made progress in saving energy throughout our operations, including installing LED lighting at our restaurants and corporate headquarters, outfitting power-saving technology in our pizza ovens, and reducing hot water and natural gas use in our Quality Control Centers. We transport our fresh pizza dough from our Quality Control Centers to our restaurants in reusable dough trays. When no longer fit for use, we grind and repurpose the trays, which otherwise would be disposed. In 2020, we repurposed nearly 79,000 trays, diverting roughly 237,000 pounds of waste from landfills.

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269-0900

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

Nominations for Directors

Identifying Qualified Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company’s stockholders.

2021 Proxy Statement     7

CORPORATE GOVERNANCE

The Corporate Governance and Nominating Committee expects qualified candidates will have high personal and professional integrity and ability and will be able to contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Committee considers diversity in its nomination of directors to the Board, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Corporate Governance and Nominating Committee looks at a range of different personal factors in light of the business, customers, suppliers and employees of the Company. The range of factors includes diversity of race, ethnicity, gender, age, cultural background and personal background. The Committee considers skills and experience, such as prior board service, financial expertise, international experience, industry experience, technology experience and leadership skills, including prior management experience. In addition, the Committee also considers qualifications that include evidence of: independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve and maintain the diversity of the Board. Although the Board does not establish specific goals with respect to diversity, the overall diversity of the Board is a significant consideration in the nomination process. Currently over half of our Board nominees are diverse based on gender, race, or ethnicity (two of whom are diverse by race/ethnicity and four by gender), and the Board’s collective experience covers a range of experience across different countries and industries. The Corporate Governance and Nominating Committee also considers the length of service of the Company’s Board members, balancing the value of long-standing Board service with the perspective of directors more recently joining the Board.

The charts below illustrate the composition of our nominees by gender and tenure:

The Corporate Governance and Nominating Committee reports regularly to the full Board on its assessment of the composition and functioning of the Board. The Company has focused on assembling a group of Board members who collectively possess the skills and experience necessary to oversee the business of the Company, structure and oversee implementation of the Company’s strategic plan, and maximize stockholder value in a highly competitive environment.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an annual meeting of stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company’s principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must comply with certain other requirements set forth in the Company’s Certificate of Incorporation. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which public disclosure of the date of the meeting was made by the Company.

Nominations must be addressed to the Chair of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company’s headquarters address listed below and must be received on a timely basis in order to be considered for the next annual election of directors:

Chair of the Corporate Governance and Nominating Committee
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269-0900

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CORPORATE GOVERNANCE

Contractual Rights of Starboard to Designate Nominees

In September 2018, the Company, led by a special committee of the Board, began a process to evaluate a wide range of strategic options with the goal of maximizing value for all stockholders and serving the best interests of the Company’s stakeholders. As a result of this strategic review, on February 3, 2019, the Company entered into the Securities Purchase Agreement with Starboard pursuant to which Starboard made a $250 million strategic investment in the Company’s newly designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

As part of that investment, the Board granted to Starboard certain rights related to the Company’s corporate governance, including director designation rights. Pursuant to the Governance Agreement dated as of February 4, 2019 and amended on March 4, 2019, by and among the Company and Starboard (the “Governance Agreement”), so long as certain criteria are satisfied, including that Starboard satisfies a minimum ownership threshold, the Board has agreed to nominate, recommend, support and solicit proxies for two directors appointed by Starboard (currently Mr. Smith and Mr. Sanfilippo) for election at the Annual Meeting.

The Company also agreed to appoint Mr. Smith as Chair of the Board pursuant to the Governance Agreement, and agreed that Mr. Sanfilippo would be a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

In addition, during the Standstill Period (as defined below), Starboard has agreed not to (i) nominate or recommend for nomination any person for election as a director at any stockholder meeting, (ii) submit any stockholder proposals for consideration at, or bring any business before, any stockholder meeting or (iii) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the Company’s common stock.

Starboard has agreed, from the date of the Governance Agreement until the earlier of (i) the date that is 15 days prior to the deadline for the submission of stockholder nominations for the 2022 annual meeting of stockholders pursuant to the Company’s organizational documents and (ii) the date that is 100 days prior to the anniversary of the Annual Meeting (the “Standstill Period”), to customary standstill restrictions. Such deadlines are the result of Starboard exercising its option in January 2021 to extend its Standstill Period under the Governance Agreement for another year.  If Mr. Smith is removed as Chair of the Board during the Standstill Period for any reason other than due to the occurrence of a resignation event (as defined in the Governance Agreement) or his resignation as Chair of the Board or as a director of the Company, Starboard will have the right to terminate the Standstill Period. The Governance Agreement terminates upon the expiration of the Standstill Period.

2021 Proxy Statement     9

Item 1. Election of Directors

Our By-laws provide that the Board is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size is set at ten members.  Mr. Dubin is not standing for re-election to our Board at the Annual Meeting, and the Board has reduced the size of the Board to nine members effective immediately prior to the commencement of the Annual Meeting.  Directors are elected annually to one-year terms and each director nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

We believe the nominees set forth below possess an appropriate mix of skills, experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our nominees include seven independent directors (78%), four female directors (44%), and a broad range of professional experience. The nominees also reflect a balanced approach to tenure that will allow the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election, including their principal occupations, business experience, background, key skills and qualifications, and ages as of the date of this Proxy Statement. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the Board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the Company.

Nominees for Election to the Board

Christopher L. Coleman
Age: 52 Director since 2012 Committees: Compensation, Corporate Governance and Nominating (Chair)

Key Experience and Skills

Mr. Coleman’s extensive financial experience and international business acumen provide insight and expertise to the Board in these key areas.

Professional Experience

Mr. Coleman is based in the UK, where he is Group Head of Banking at Rothschild & Co. He is a Global Partner of Rothschild & Co, Chairman of Rothschild & Co Bank International and also serves on a number of other boards and committees of the Rothschild & Co Group, which he joined in 1989.

Mr. Coleman currently serves as a non-executive director of Barrick Gold Corporation (and is a member of its compensation committee and its corporate governance and nominating committee). Mr. Coleman was previously non-executive Chairman of Randgold Resources until the Barrick Gold-Randgold merger on January 1, 2019.

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ITEM 1. ELECTION OF DIRECTORS

Olivia F. Kirtley
Age: 70 Director since 2003 Committees: Audit

Key Experience and Skills

Ms. Kirtley brings extensive experience, expertise and insight to our Board in the areas of audit, risk management and public company corporate governance and compensation. In addition to her expertise in audit and tax issues developed in part as a senior manager at a predecessor to Ernst & Young LLP (“EY”), Ms. Kirtley also brings corporate management experience from her tenure at Vermont American Corporation, including the positions of Treasurer, Vice President Finance and Chief Financial Officer at that company.

Professional Experience

Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She is a former chief financial officer and former senior manager at a predecessor to the accounting firm EY. From 2014 to 2016, she served as President and Board Chairman of the International Federation of Accountants. She has also served as Chairman of the American Institute of Certified Public Accountants and Chairman of the AICPA Board of Examiners.

Ms. Kirtley has served as a director of U.S. Bancorp since 2006 (currently serving as Lead Director and on its compensation and governance committees), as a director of ResCare, Inc. from 1998 to 2019 (including service as the chairman of its audit committee and member of its governance committee), and as a director of Randgold Resources from 2017 until the Barrick Gold-Randgold merger on January 1, 2019 (including service as a member of its audit and remuneration committees).  Ms. Kirtley also serves on the board and audit committee of Bexion Pharmaceuticals, a private clinical-stage biopharmaceutical company.

Laurette T. Koellner
Age: 66 Director since 2014 Committees: Audit (Chair)

Key Experience and Skills

As a former executive of a publicly traded company, Ms. Koellner brings extensive experience to the Board in the areas of complex business operations, finance and accounting, and international business. In addition, she brings extensive corporate governance and compensation experience and insight as a director of other public companies.

Professional Experience

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. (“AIG”) from June 2012 until its May 2014 sale to AerCap Holdings N.V. Ms. Koellner served as President of Boeing International, a division of The Boeing Company, where she held a variety of financial and business leadership roles from 1997 until 2008, including as a member of the Office of the Chairman and Boeing’s Chief Administration and Human Resources Officer. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corp., which merged with The Boeing Company in 1997.

She currently serves on the board of directors of Celestica, Inc. (including service as the chair of its audit committee, and member of its compensation and nominating and corporate governance committees), The Goodyear Tire & Rubber Company (including service as Lead Director and as a member of its compensation, finance and executive committees) and Nucor Corporation (including service as chair of its audit committee and member of its compensation and executive development and governance and nominating committees).

2021 Proxy Statement     11

ITEM 1. ELECTION OF DIRECTORS

Robert M. Lynch
Age: 44 Director since 2019

Key Experience and Skills

Mr. Lynch brings to the board extensive restaurant industry and marketing experience, leading purpose-driven organizations and high performing teams and growing successful consumer brands.

Professional Experience

Mr. Lynch was appointed as President and Chief Executive Officer in August 2019.  He joined Papa John’s from Arby’s Restaurant Group where he served as President from August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017.  During his time at Arby’s, he led the brand’s dramatic turnaround to strong growth and profitability.  Prior to Arby’s, Mr. Lynch served as Vice President of Marketing at Taco Bell. He has more than 20 years combined experience in the quick service restaurant and consumer packaged goods industries, and also held senior roles at HJ Heinz Company and Procter & Gamble.

Mr. Lynch currently serves on the board of Kontoor Brands, Inc. (including service on its audit and talent and compensation committees).

Jocelyn C. Mangan
Age: 49 Director since 2019 Committees: Audit

Key Experience and Skills

Ms. Mangan’s extensive experience with technology and product strategy  provides insight and expertise to the Board in these key areas.

Professional Experience

Ms. Mangan is the CEO and Founder of Him For Her, a social enterprise whose aim is to change for-profit boards of directors to include the world’s most talented women. She has served in this capacity since May 2018. Prior to that, Ms. Mangan held positions at Snagajob, serving as its COO from February 2017 to April 2018 and its Chief Product and Marketing Officer from May 2016 to February 2017. From May 2014 to October 2015, Ms. Mangan was SVP of Product at OpenTable.

Ms. Mangan currently serves on the board of ChowNow, an online food ordering system and marketing platform.

Sonya E. Medina
Age: 45 Director since 2015 Committees: Compensation, Corporate Governance and Nominating

Key Experience and Skills

Ms. Medina has extensive experience in the area of brand management and communications, multi-cultural communities, social impact, and diversity, equity, and inclusion.

Professional Experience

Ms. Medina is a public affairs and communications strategist. Prior to becoming a consultant, she served as Vice President of Community and External Affairs for Silver Eagle Distributors, the nation’s largest distributor of Anheuser-Busch products from 2009 to 2013. Ms. Medina served as a White House commission officer in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady from 2001 to 2006 and again in 2008, and as Director of the AT&T Global Foundation from 2006 to 2008.

She is active in community and civic affairs, specifically in the area of collaborative partnerships and advocates for the advancement of women and minorities within the public and private sectors.  She currently serves on the Next Gen Board Leaders Advisory Council.

12     2021 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Shaquille R. O’Neal
Age: 49 Director since 2019

Key Experience and Skills

Mr. O’Neal brings an entrepreneurial background and creative marketing skills to the Board.

Professional Experience

Mr. O’Neal’s business career includes success in broadcasting, endorsements, music, television and gaming.  He has served as an analyst on Inside the NBA since 2011.  He has been an investor in franchised and other restaurants since 2010, and actively operates Big Chicken, a fast casual fried chicken restaurant in Las Vegas, and Shaquille’s, a fine dining restaurant in Los Angeles.  Mr. O’Neal is considered to be one of the most dominant basketball players in NBA history, drafted by the Orlando Magic with the first overall pick in the 1992 NBA draft. His NBA career spanned from 1992 until 2011.

He serves on the national board of directors of Communities In Schools, a non-profit devoted to empowering students to stay in school and achieve in life.

Anthony M. Sanfilippo
Age: 62 Director since 2019 Committees: Compensation (Chair), Corporate Governance and Nominating

Key Experience and Skills

Mr. Sanfilippo brings extensive operational, strategic and senior leadership experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses.

Professional Experience

Mr. Sanfilippo is the co-founder of Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping entrepreneurs grow companies in hospitality sectors and related real estate ventures.

Mr. Sanfilippo most recently served as Chief Executive Officer and a member of the board of directors of Pinnacle Entertainment, Inc., a publicly traded gaming hospitality company with 16 casino locations in ten states across the U.S. from March 2010 until its October 2018 sale to Penn National Gaming. He served as Pinnacle’s chairman of the board from May 2017 until its sale. Prior to joining Pinnacle, Mr. Sanfilippo served as President, Chief Executive Officer and a board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry. Prior to joining Multimedia Games, he served as division president at Harrah's Entertainment, Inc., currently known as Caesars Entertainment, Inc., including serving as president and chief operating officer for Harrah’s New Orleans and a board member of Jazz Casino Corporation. Mr. Sanfilippo also serves as chairman of the board of Tivity Health, Inc.

Mr. Sanfilippo was initially appointed to the Board, and has been selected as a director nominee, pursuant to the Governance Agreement.

2021 Proxy Statement     13

ITEM 1. ELECTION OF DIRECTORS

Jeffrey C. Smith
Age: 48 Director since 2019 Chair of the Board

Key Experience and Skills

Mr. Smith brings extensive experience to the Board as an active change agent investor, having worked with more than 50 different public companies to improve operations, strategy and corporate governance for the benefit of stockholders, including oversight of successful restaurant turnaround and board transformation.

Professional Experience

Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly traded U.S. companies, which he founded in April 2011, with a spin-off of the existing Value and Opportunity Fund. He currently serves as Chair of our Board of Directors and Chair of Starboard Value Acquisition Corp. From January 1998 to April 2011, Mr. Smith was at Ramius LLC, a subsidiary of the Cowen Group, Inc., where he was a Partner and Managing Director and the Chief Investment Officer of the funds that comprised the Value and Opportunity investment platform. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development and a director of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale.

Mr. Smith served as chair of the board of Advance Auto Parts, Inc. from May 2016 to May 2020. He served as chair of the board of Darden Restaurants, Inc. from October 2014 to April 2016. Mr. Smith was formerly on the boards of Perrigo Company plc from February 2017 to August 2019; Yahoo! Inc from April 2016 to June 2017; Quantum Corporation from May 2013 to May 2015; Office Depot, Inc. from August 2013 to September 2014; Regis Corporation from October 2011 until October 2013; and Surmodics, Inc. from January 2011 to August 2012. Mr. Smith also previously served as chair of the board of directors of Phoenix Technologies Ltd.; and as a director of Zoran Corporation, Actel Corporation, S1 Corporation, Kensey Nash Corporation, and the Fresh Juice Company, Inc.

Mr. Smith was initially appointed to the Board, and has been selected as a director nominee, pursuant to the Governance Agreement.

There are no family relationships among the Company’s directors and executive officers.

14     2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 26, 2021 (except as noted otherwise), with respect to the beneficial ownership of our capital stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and current executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock or Series B Preferred Stock. As of February 26, 2021, there were 32,940,678 shares of common stock and 252,530 shares of Series B Preferred Stock outstanding, respectively.

			Percent of
	Amount and Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Outstanding
Amanda M. Clark	10,579	(3)	*
Steven R. Coke	28,870	(4)
Christopher L. Coleman	37,995		*
Michael R. Dubin	4,165		*
Ann B. Gugino	15,637
Olivia F. Kirtley	116,140	(5)	*
Laurette T. Koellner	32,188	(6)	*
Robert M. Lynch	99,189		*
Jocelyn C. Mangan	4,165		*
Sonya E. Medina	20,483		*
James A. Norberg	5,354		*
Shaquille R. O'Neal	4,165	(7)	*
Anthony M. Sanfilippo	9,702	(8)	*
Jeffrey C. Smith	5,006,119	(9)	9.99(13)%
Joseph H. Smith	-	(10)	*
C. Max Wetzel	9,016		*
All 17 directors and current executive officers as a group	5,468,006	(11)	16.50%
*	Represents less than one percent of class.

	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned
	Amount and Nature of		Percent	Amount and Nature of	Percent
Other 5% Beneficial Owners	Beneficial Ownership(1)		Outstanding	Beneficial Ownership(1)	Outstanding
Starboard Value LP(12)
777 Third Avenue, 18th Floor
New York, NY 10017	4,995,003	(12)	9.99(13)%	250,000	99.0%
T. Rowe Price Associates, Inc.(14)
100 E. Pratt Street
Baltimore, MD 21202	3,678,797		11.1%
BlackRock, Inc.(15)
55 East 52nd Street
New York, NY 10055	3,666,064		11.1%
The Vanguard Group(16)
100 Vanguard Blvd.
Malvern, PA 19355	3,550,449		10.8%
Jackson Square Partners, LLC(17)
One Letterman Drive
Building A, Suite A3-200
San Francisco, CA 94129	2,582,349		7.8%
(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares and such shares are not subject to any pledge.

2021 Proxy Statement     15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)	Includes the following shares subject to options exercisable within 60 days after February 26, 2021, and time-based restricted stock, over which the named persons have sole voting power, and deferred stock units.

	Options		Director		Options		Director
	exercisable	Restricted	Deferred		exercisable	Restricted	Deferred
Name	within 60 days	Stock	Stock Units	Name	within 60 days	Stock	Stock Units
Amanda M. Clark	—	—	—	Jocelyn C. Mangan	—	—	4,165
Steven R. Coke	9,648	4,999	—	Sonya E. Medina	12,907	347	4,368
Christopher L. Coleman	26,170	347	4,368	James A. Norberg	1,318	3,802	—
Michael R. Dubin	—	—	4,165	Shaquille R. O'Neal	—	—	4,165
Ann B. Gugino	—	15,637	—	Anthony M. Sanfilippo	—	—	4,567
Olivia F. Kirtley	23,069	486	4,368	Jeffrey C. Smith	—	—	7,311
Laurette T. Koellner	18,218	347	4,368	Joseph H. Smith	—	—	—
Robert M. Lynch	—	92,069	—	C. Max Wetzel	—	7,763	—
(3)	Ms. Clark also holds units deemed invested in 20 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.
(4)	Includes 1,558 shares held in the Company’s 401(k) Plan.
(5)	Includes 37,499 shares held in a spousal trust over which Ms. Kirtley is trustee. Ms. Kirtley also holds units deemed invested in 74,865 shares of common stock through a deferred compensation plan provided by the Company, 50,718 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 24,147 of which are not included in the shares reported.
(6)	Ms. Koellner also holds units deemed invested in 3,544 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.
(7)	Mr. O’Neal also received a grant of 87,136 restricted stock units (“RSUs”) pursuant to his March 15, 2019 Endorsement Agreement as set forth in the Transactions with Related Persons section of this Proxy Statement. Mr. O’Neal received such RSUs as an agent of ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with him, and has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs. On June 12, 2020, 27,012 shares vested and were immediately transferred to ABG-Shaq. Mr. O’Neal disclaims any direct or indirect beneficial ownership of the RSUs and underlying common stock.
(8)	Includes 3,000 shares held in a family trust over which Mr. Sanfilippo and his wife serve as trustees. Mr. Sanfilippo also holds units deemed invested in 3,202 shares of common stock through a deferred compensation plan provided by the Company, 2,135 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 1,067 of which are not included in the shares reported.
(9)	Includes shares of our common stock issuable upon conversion of 250,000 shares of Series B Preferred Stock directly held by Starboard Value and Opportunity Master Fund Ltd, (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard P Fund LP (“Starboard P LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard X Master Fund Ltd (“Starboard X Master”) and Starboard Value LP through a managed account (the “Starboard Value LP Account”, and all such entities collectively, the “Starboard Entities”). Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC ("Starboard Value GP"), the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Starboard Principal Co GP LLC ("Principal GP"), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly and beneficially owned by Starboard V&O Fund. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard S LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard C LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard C LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard P LP, may be deemed to beneficially own the securities directly and beneficially owned by Starboard P LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard L Master, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard L Master. Mr. Smith, solely by virtue of his position as a member of the Management

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Committee of Starboard Value GP, the general partner of the investment manager of Starboard X Master, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard X Master. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of Starboard Value LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities held in the Starboard Value LP Account. Mr. Smith expressly disclaims beneficial ownership of the 250,000 shares of Series B Preferred Stock in total, except to the extent of his pecuniary interest therein. All information regarding the Starboard Entities is based on the Schedule 13D/A filed with the SEC on January 5, 2021.

Mr. Smith also holds units deemed invested in 3,801 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.

(10)	Mr. Smith’s last day of employment with the Company was March 9, 2020.
(11)	Includes 140,661 shares subject to options exercisable within 60 days, 4,994,007 shares issuable upon conversion of Series B Convertible Preferred Stock, 149,769 shares of unvested restricted stock, 41,845 director deferred stock units and 60,198 shares which may be acquired within 60 days of termination of service under the deferred compensation plan, held by all directors and executive officers. Holders of director deferred stock units or units deemed invested in common stock under the deferred compensation plan have no voting or investment power over any of the shares represented by these units.
(12)	All information regarding Starboard Value LP is based on the Schedule 13D/A filed with the SEC on January 5, 2021. Starboard Value LP reported that it may be deemed to beneficially own 4,995,003 shares of common stock, over which it has sole dispositive and voting power. The Starboard Entities directly hold 250,000 shares of our Series B Preferred Stock that, as of February 26, 2021, were convertible into 4,994,007 shares of our common stock. According to the Schedule 13D/A, the beneficial ownership of our common stock by the Starboard Entities is as follows: (i) Starboard V&O Fund has sole voting and dispositive power over 2,262,666 shares; (ii) Starboard S LLC has sole voting and dispositive power over 423,731 shares; (iii) Starboard C LP has sole voting and dispositive power over 239,592 shares; (iv) Starboard P LP has sole voting and dispositive power over 777,786 shares; (v) Starboard Value P GP LLC has sole voting and dispositive power over 777,786 shares; (vi) Starboard L Master has sole voting and dispositive power over 225,928 shares; (vii) Starboard Value L LP has sole voting and dispositive power over 225,928 shares; (viii) Starboard Value R LP has sole voting and dispositive power over 1,017,378 shares; (ix) Starboard Value R GP LLC has sole voting and dispositive power over 1,243,306 shares; (x) Starboard X Master has sole voting and dispositive power over 319,236 shares; (xi) Starboard Value GP has sole voting and dispositive power over 4,995,003 shares; (xii) Starboard Principal Co LP has sole voting and dispositive power over 4,995,003 shares; (xiii) Principal GP has sole voting and dispositive power over 4,995,003 shares; (xiv) Jeffrey C. Smith has sole voting and dispositive power over 8,361.87 shares and shared voting and dispositive power over 4,995,003 shares; and (xv) Peter A. Feld has shared voting and dispositive power over 4,995,003 shares. Each of the Starboard Entities and Messrs. Smith and Feld disclaim beneficial ownership of such shares except to the extent of its or his pecuniary interest therein.
(13)	Reflects a conversion limitation of 9.99% as set forth under the Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Office of the Secretary of the State of Delaware on February 4, 2019. The 250,000 shares of Series B Preferred Stock held by certain funds affiliated with, or managed by, Starboard Value LP represent approximately 13.15% of the outstanding voting power on an as-converted basis.
(14)	All information regarding T. Rowe Price Associates, Inc. is based on an Amendment to Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole power to vote 976,280 shares and sole dispositive power over 3,678,797 shares.
(15)	All information regarding BlackRock Inc. and its affiliates is based on an Amendment to Schedule 13G filed with the SEC on January 27, 2021 by BlackRock, Inc. BlackRock has sole power to vote 3,629,045 shares and has sole dispositive power over 3,666,064 shares.
(16)	All information regarding The Vanguard Group is based on an Amendment to Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group has shared voting power over 67,228 shares, sole dispositive power of 3,457,661 shares, and shared dispositive power of 92,788 shares.
(17)	All information regarding Jackson Square Partners, LLC is based on an Amendment to Schedule 13G filed with the SEC on February 9, 2021 by Jackson Square Partners, LLC. Jackson Square Partners has sole voting power over 2,095,256 shares, shared voting power over 173,621 shares, and sole dispositive power over 2,582,349 shares.

2021 Proxy Statement     17

s
Executive Compensation — Compensation Discussion and Analysis

Introduction

This section describes the Company’s philosophy and program for compensating its executive officers as well as the compensation paid to its named executive officers (“NEOs”) for fiscal year 2020. The NEOs for fiscal year 2020 are:

●	Robert M. Lynch, President and Chief Executive Officer;
●	Ann B. Gugino, Chief Financial Officer;
●	C. Max Wetzel, Chief Commercial and Marketing Officer;
●	James A. Norberg, Chief Operating Officer, North America;
●	Amanda M. Clark, Chief Development Officer;
●	Steven R. Coke, Interim Principal Financial and Accounting Officer and current SVP, Financial Operations, Accounting and Reporting;[1] and
●	Joseph H. Smith, former Chief Financial Officer.[2]

1 Mr. Coke served as the VP, Investor Relations and Interim Principal Financial and Accounting Officer for the Company from March 9, 2020 until October 5, 2020 and was promoted to SVP, Financial Operations, Accounting and Reporting on December 7, 2020.

2 Mr. Smith served as the Company’s Chief Financial Officer from April 26, 2018 until his departure on March 9, 2020.

Executive Summary

2020 was an unprecedented year for companies and citizens around the world, as we collectively navigated the COVID-19 pandemic. For Papa John’s, the pandemic presented enormous challenges to our operations, our team members, and our customers but also presented new opportunities for our business. Due to the strategic decision-making of our leadership team, and the incredible efforts of our team members, we were able to introduce No Contact Delivery early in the second quarter of 2020 to protect our team members and safely deliver our products to our customers.

At the same time as we took action to support our team members, customers and communities during the pandemic, we continued implementing the turnaround strategy that began in late 2019. We executed on critical components of our strategic plan, which included the successful launch of innovative new products such as our Papadias and the Shaq-a-Roni pizza. We also added millions of new customers to our digital channels and rewards program.

Furthering our commitment to building a diverse and inclusive culture that is focused on winning, we added talented and diverse leaders to our leadership team in 2020, including two new NEOs:

●	Ms. Clark became the Chief Development Officer in February 2020; and
●	Ms. Gugino became the Chief Financial Officer in October 2020.

Alongside our many other accomplishments this year, we delivered outstanding financial and operating results, including increases in North America and International comparable sales of 17.6% and 12.6%, respectively, over 2019 and

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

$90.3 million of operating income in fiscal 2020, or an increase of 267.9%, over 2019. Our fiscal 2020 performance highlights are shown below.

		[1]
Revenue Growth	Operating Income Growth	Adjusted Operating Income Growth (non-GAAP)[1]
12.0%	267.9%	182.9%
Diluted Earnings Per Share	Adjusted Diluted Earnings Per Share (non-GAAP)[1]	Cash Flow from Operating Activities
$1.28	$1.40	$186.4M

Papa John's vs. S&P 500
3 Year Total Shareholder Return
$ Return on Initial $100 Investment
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$100
$96
$72
$126
$116
$158
$149
2017
2018
2019
2020
As of End of Year
Papa John's
S&P 500

1 See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

As a result of the Company’s strong performance on key operating and financial metrics in 2020, payout under our annual cash incentive plan, which we refer to as our Management Incentive Plan (“MIP”) for our NEOs in fiscal 2020, was at the maximum level.

The Compensation Committee provides target pay opportunities to our NEOs that are competitive given the Company’s business and size, and earned compensation for 2020 was aligned with Company performance, consistent with our pay-for-performance philosophy. Total cash compensation paid was dependent on the achievement of specific performance goals, discussed in detail below. The ultimate value of long-term equity awards will depend on future stock performance, and in the case of performance-based units, the achievement of performance goals.

2021 Proxy Statement     19

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Process

Peer Group Companies and Benchmarking

Market pay levels and practices, including those of a relevant peer group, are among many factors the Compensation Committee considers in making compensation decisions. The market review is intended to provide an external framework for the range and reasonableness of compensation and to ensure we can provide competitive compensation needed to attract and retain the caliber of leadership critical to success. The Compensation Committee reviews market data for all pay elements but does not target NEO compensation with respect to a specific benchmark, such as “median” or “50th percentile.” The Compensation Committee believes that dependence solely on benchmark data can detract from the focus on the performance of the individual NEO and his or her contribution to Company performance.

The Compensation Committee in consultation with FW Cook, its independent compensation consultant, typically reviews the peer group on an annual basis. For competitive comparisons used to inform 2020 compensation decisions, the peer group included the companies in the following table. The Committee believes the companies in the peer group share many characteristics with the Company, including a common industry, similar market capitalization and other financial criteria, and are an appropriate group of comparable companies with which we compete for executive talent.

COMPETITIVE PEER GROUP
BJ's Restaurants, Inc.	Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.
Bloomin' Brands	Denny’s Corp.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	Dine Brands Global, Inc.	Texas Roadhouse, Inc.
The Cheesecake Factory, Inc.	Domino’s Pizza, Inc.	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Dunkin' Brands Group, Inc.

In 2020, we removed Sonic Corp. from the peer group after it became a private company.

Role of Compensation Consultants in the Executive Compensation Process

The Compensation Committee retained FW Cook as its independent compensation consultant for 2020. FW Cook reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee regularly reviews and assesses FW Cook’s independence pursuant to SEC and NASDAQ rules and has determined that the firm is independent and has no conflicts of interest with the Company. The Committee seeks input from FW Cook on compensation trends, appropriate peer group companies and market survey data, and specific compensation decisions as discussed in this Compensation Discussion and Analysis.

Role of Management in the Executive Compensation Process

In making 2020 compensation decisions, the Compensation Committee requested input from the CEO, who reviewed the performance of the NEOs and other executives (other than himself), provided recommendations to the Committee on NEO and other executives’ compensation, and provided perspective on the performance of the management team (other than himself). The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO present, and in accordance with NASDAQ rules, Mr. Lynch was not present when his compensation was being discussed or approved.

The Committee’s determination of each NEO’s compensation was based on a qualitative and quantitative review and assessment of many factors, including the individual’s performance, experience, scope of responsibilities, leadership and leadership development, and the importance of the NEO to the successful execution of our strategies.

Stockholder Input/Say-on-Pay Vote

The Company considers input from stockholders, including the results of the annual advisory vote on executive compensation (“say-on-pay proposal”), in determining compensation for our NEOs. At our 2020 annual meeting of stockholders, approximately 82% of the votes cast on the say-on-pay proposal were in favor. Stockholders’ support of our executive compensation program and business strategy was one of many factors the Committee considered in determining compensation for our NEOs. The Compensation Committee considered the say-on-pay proposal results and the conversations conducted during our stockholder engagement in making 2020 compensation decisions, and we will continue to consider stockholder input when making future compensation decisions for the NEOs.

Engagement with our stockholders over the past year covered a range of topics, such as the challenges facing our business from the pandemic, executive compensation, governance matters, corporate social responsibility, human capital and our diversity, equity and inclusion initiatives, and board composition. We also engaged with proxy advisory firms and conducted several investor virtual roadshows and presentations. We are committed to continuing to seek feedback from stockholders.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy Highlights

Consistent with stockholder interests and market best practices, our executive compensation program includes the following sound governance features:

●	No executives have an employment agreement other than the CEO.
●	No “single trigger” change of control payments.
●	No guaranteed bonus or base pay increases, other than sign-on payments and inducements for newly recruited executives.
●	No repricing or cash buyouts of underwater stock options or granting of discount-priced stock options.
●	Multi-year vesting and performance periods for annual equity grants.
●	“Clawback” of certain performance-based compensation in the event the Company is required to prepare an accounting restatement to the extent that the restatement indicates that the performance goals were not achieved.
●	Risk mitigation features including robust stock ownership requirements, multiple performance metrics to deter excessive focus on a singular performance goal in the annual MIP, as well as an annual risk assessment by the Compensation Committee.
●	The Compensation Committee engages an independent compensation consultant. In 2020, the Committee received advice from its independent consultant in structuring pay packages for new executives, including the CFO, that reflect the Company’s pay-for-performance philosophy.
●	No dividends or dividend equivalent rights paid on unexercised stock options or unearned performance-based units.
●	No hedging or pledging of Company stock by executive officers or directors. See “Hedging and Pledging Policy” above.

Updated Compensation Plan Design for Fiscal 2020

Both our cash-based MIP and our equity-based long-term incentive plan (“LTIP”) compensation programs were redesigned for fiscal 2020 to ensure continued alignment to the Company’s ongoing turnaround strategy and our Better Ingredients. Better Pizza.® brand promise, while aligning with market and evolving best practices, including:

●	Elimination of Stock Options and Emphasis on Performance in Long-Term Incentive Plan. As part of our program redesign, we eliminated stock options from the annual LTIP for our NEOs and increased the allocation of performance-based incentives in the LTIP. In 2020, 60% of LTIP grants for NEOs were provided in the form of performance-based units, and 40% were provided in the form of time-based restricted stock. In 2019, 50% of the NEOs’ LTIP grants were in the form of performance-based units, 25% were in the form of time-based restricted stock, and 25% were in the form of stock options. The performance-based units cliff-vest after three years based on relative Total Shareholder Return (“TSR”) reflecting our continuing efforts to drive long-term stockholder value.
●	Capped Maximum Payouts under the Management Incentive Plan at 200%. In 2020, we introduced a 200%-of-target maximum payout under the annual MIP to better align with our peer companies and best practices. Previously, the maximum payout level under MIP was set at 300% of base salary. The strong financial performance of the Company in fiscal 2020 yielded a maximum payout of 200% of target under the newly introduced cap.

2021 Proxy Statement     21

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2020 Executive Compensation Overview

In 2020, the Compensation Committee continued its practice of providing to its NEOs the following components of executive compensation:

Pay Component	Description	2020 Actions and Payments
Base Salary	Fixed cash compensation.

Mr. Norberg received a 4% increase as a market adjustment to his base salary. Salaries for Ms. Gugino and Ms. Clark were set by the Compensation Committee when each executive joined the Company in 2020. Mr. Coke also received salary adjustments in 2020 due to his various roles. No other current NEO received a base salary increase in 2020.

Annual Cash Incentive Compensation (under MIP)	Provides an annual cash incentive to the NEOs and others within the Company based upon achievement of preestablished performance goals.	2020 NEO payouts under the MIP were 200% of their annual targets. Ms. Gugino and Ms. Clark received pro-rated 2020 MIP payments based upon the months served in 2020.
Long-term Compensation ● Restricted Stock – 40% ● Performance-based units – 60%	Time-based Restricted Stock: 3-Year Ratable Vesting Performance-based units earned based on relative TSR over three years.

In 2020, each NEO received a target LTIP award comprised of 60% of performance-based units and 40% of restricted stock. Ms. Gugino and Ms. Clark also received one-time stock awards when each executive joined the Company in 2020, as an inducement to join the Company and in consideration of equity forfeited from their prior employment. Performance-based units granted in 2018 were forfeited due to failure to achieve the minimum threshold for the three-year EPS for the 2018-2020 period.

Tying Pay to Performance

The Compensation Committee aligns the majority of NEO compensation to short- and long-term performance objectives.  While salary is a fixed element of compensation, increases in salary are not guaranteed, and all other elements of compensation above are tied to Papa John’s overall performance. In 2020, the Committee applied our pay-for-performance philosophy by:

●	Setting rigorous, objective performance goals under the annual cash incentive award, the MIP.
●	Granting performance-based units under the LTIP that are tied to relative TSR versus 23 companies in the S&P 1500 restaurant category, measured over a three-year period.
●	The performance-based units granted in 2018 for the three-year period ending at 2020 fiscal year end were forfeited due to below-threshold performance.
●	Granting restricted stock awards that typically vest over three years, tying executive compensation to long-term service and the creation of long-term stockholder value. Award levels are tied to individual performance and individual success in driving results.

Consistent with our pay-for-performance compensation philosophy, executives with the greatest potential to impact the Company’s success by achieving the Company’s strategic and performance objectives receive a greater proportion of “at-risk” or variable compensation. For 2020, 83% of Mr. Lynch’s compensation at target and 64% of our other current NEOs’

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

compensation (without consideration of sign-on awards) was tied to specific performance objectives or our total shareholder return.

(1)	Average NEO variable compensation does not include compensation paid to former principal financial and accounting officers Joseph Smith and Steven Coke in 2020, or any cash or equity sign-on payments to NEOs received as an inducement to join the Company and in consideration of equity forfeited from their prior employment.

Elements of Fiscal 2020 Executive Compensation

Base Salary

Annual base salary increases are typically considered each year and upon organizational changes that may occur throughout the year. No executive officer has a guaranteed salary increase. The analysis for adjustments to base salary compensation considers all of the factors described under “Our Executive Compensation Process” above. Adjustments to base salary typically occur during the first quarter each year. The base salary for Mr. Norberg was adjusted from $425,000 to $442,000 in 2020 to align closer to market. Mr. Coke also received salary increases in 2020 prior to his appointment as Interim Principal Financial and Accounting Officer for the Company from March 9, 2020 until October 5, 2020 and upon his promotion to SVP, Financial Operations, Accounting and Reporting on December 7, 2020. Base salaries for Ms. Gugino and Ms. Clark were set by the Compensation Committee, with the input of FW Cook, when they joined Papa John’s in 2020. The base salary of our CEO did not increase and there were no other current NEO salary adjustments in 2020.

Short-Term Cash Incentive Compensation

In 2020, our short-term cash incentive program under the MIP was designed to reward achievement of annual performance objectives. Fifty percent of the MIP performance goal was based on the operating income metric, and achievement of threshold operating income was also required for any cash payout, even if non-income metrics were achieved. The remaining fifty percent of the MIP performance goal was based on comparable sales and net development metrics, equally weighted. If a non-income metric, which were net unit development (North America and International) and comparable sales (North America) (in each case, as defined and calculated in the table below) exceeded the target goals, then the plan would provide for payout on that metric at the greater of 100% or the same payout percentage as the operating income metric.  The Company believes the plan design with built-in limits prevents paying excessive awards when our post-MIP operating income does not meet our objectives for the full year and is an important element in mitigating risk of focusing on short-term performance.

For 2020, post-MIP operating income (as defined in the table below) significantly exceeded target resulting in performance of 354% on that particular metric. Likewise, our comparable sales for North America also significantly exceeded target resulting in performance of 354% on that particular metric. Finally, since our net development did not meet the threshold for a payout, there was no payout for that metric. Overall payout under the 2020 MIP would have been 265% but overall payouts were reduced due to the maximum overall payout being set at 200% of annual target, a decrease from the 300% of base salary cap in 2019.

2021 Proxy Statement     23

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

In 2020, performance metrics and the target and actual results of the MIP included:

					Calculated
					Payout	Award
Metric	Definition	Weighting	Target(2)	Actual Results	Percentage	Percentage
Post-MIP Operating Income(1)	Consolidated corporate operating income net of non-controlling interests.	50%	$92,100,000	$122,800,000	354%	177%
Net Development	Global system-wide store openings less store closings.	25%	120 units	5 units	0%	0
North America Comparable Sales	North America system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth.	25%	4.00%	17.60%	354%	88%
Total Payout	Total payout with cap					200%
(1)	Target Post-MIP Operating Income for 2020 was established to align with 2020 budget to exclude the impact of temporary franchise support established under the We Win Together program announced in 2019. The calculated results on that basis achieved the maximum 200% payout under the MIP. See also Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2)	If the Post-MIP Operating Income threshold of $80.0 million was not achieved then there could be no payout under the plan. Overall payout for the plan was capped at 200% of target.

Performance targets for each performance metric were set by the Committee with consideration of stockholder value creation as well as the Company’s targets contained in the annual budget and operating plan. The performance targets to achieve target payout were set in conjunction with the Company’s 2020 budget.

In 2020, the MIP awards (expressed as a percentage of base salary and an actual dollar amount) for each current NEO were as follows:

		Target
		Short-Term	Target	Actual
		Incentive	Short-Term	Short-Term
		Award	Incentive	Incentive
		(% of Base	Award	Award
Named Executive Officer	Title	Salary)	$	$
Robert M. Lynch	President and Chief Executive Officer	110%	990,000	1,980,000
Ann B. Gugino	Chief Financial Officer	75%	95,192	190,385	(1)
Amanda M. Clark	Chief Development Officer	75%	272,596	545,192	(1)
C. Max Wetzel	Chief Commercial and Marketing Officer	75%	375,000	750,000
James A. Norberg	Chief Operating Officer, N.A.	75%	329,538	659,077
Steven R. Coke	Interim Principal Financial and Accounting Officer	55%	(2) 133,023	266,046	(2)
Joseph H. Smith	Former Chief Financial Officer	75%	71,518	143,036	(1)
(1)	Reflects prorated annual incentive for period of service during 2020.
(2)	Reflects prorated annual incentive for period of service as Interim Principal Financial and Accounting Officer during 2020 plus Mr. Coke’s incentive for the period of service as VP, Investor Relations and in his new role as SVP, Financial Operations, Accounting and Reporting.

Each NEO’s actual annual incentive award payment in the table above was determined by formula based on the Company’s achievement of the pre-established performance targets that were derived from the Board-approved annual budget and operating plan. By tying the targets to the budget and operating plan, we believe that the plan rewards performance, and payments will generally correlate to our operating results in a given year. Actual 2020 results for all metrics produced an aggregate performance of 265% of target, which resulted in the maximum possible MIP plan payout of 200%.

Long-Term Incentive Compensation

Our LTIP for executive officers consists of time-based restricted stock and performance-based units. In 2020, we  discontinued granting stock options and more heavily weighted performance-based units for NEOs as a component of their equity compensation.

Time-Based Restricted Stock. We awarded restricted stock in 2020 to provide long-term compensation to our NEOs, helping to build a culture of ownership. We believe restricted stock awards are a strong executive retention tool and align the interests of our executives with the interests of stockholders. The time-based restricted stock awards in 2020 have a three-year graded vesting schedule (i.e., one-third vests per year).

The determination of the annual grant values is a function of a number of factors considered by the Compensation Committee, including market competitiveness, level of position within the organization, significance of the individual to the Company’s strategy and success, and the level of “total direct compensation” deemed to be appropriate for the NEO.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

In February 2020, our Compensation Committee approved the annual grant of time-based restricted stock to each NEO then employed by the Company in accordance with our equity grant practices policy, with the effective date of grant on February 28, 2020, two days after the release of our fourth quarter and full-year 2019 earnings.

Total Shareholder Return Plan and Awards. Since February 2019, the Compensation Committee has granted performance-based restricted stock units (“performance-based units”) under the Total Shareholder Return Plan (“TSRP”).  We believe this plan best supports our long-term strategic and financial priorities.

Description of TSRP

The TSRP measures the TSR (which is generally the change in the trading price of a share of common stock plus dividends paid) on our common stock relative to the TSR of a group of publicly traded companies deemed comparable by the Compensation Committee (the “TSR Peer Group”) over a three-year performance period starting on the grant date (the “Performance Period”).  The Performance Period for the 2020 TSRP is February 28, 2020 to January 31, 2023.

As of the beginning of the Performance Period, participants are awarded performance-based units denominated in the number of shares earned if target performance is achieved (“Target TSR Shares”). The number of Target TSR Shares granted to the NEOs in 2020 were as follows: Mr. Lynch, 34,577 shares, Mr. Wetzel, 4,831 shares, Mr. Norberg, 4,577 shares, Ms. Clark, 3,560 shares, and Mr. Coke, 463 shares. Ms. Gugino did not receive any Target TSR Shares in 2020 due to the timing of the commencement of her employment with the Company. If an executive is terminated without cause prior to the end of the Performance Period, the executive receives a pro rata payout based upon achievement of the award’s performance element, provided at least twelve months of service have been provided during the Performance Period. No dividends paid by the Company on its common stock during the Performance Period will be paid to holders of Target TSR Shares during the Performance Period. Instead, dividends paid during the Performance Period will be deemed reinvested in additional share units on the ex-dividend date, and will be delivered only and to the extent the underlying TSR Shares are earned.

Target TSR Shares will vest and be converted into shares of our common stock at the end of the Performance Period if the TSR of our common stock is equal to the 55th percentile of the TSR of the TSR Peer Group. If the TSR of our common stock is less than the 25th percentile of the TSR of the TSR Peer Group, all Target TSR Shares will be forfeited. If the TSR of our common stock is equal to or greater than the 80th percentile of the TSR Peer Group, 150% of the Target TSR Shares will be earned. No more than 150% of the Target TSR Shares will be earned even if the TSR on our common stock exceeds the 80th percentile of the TSR of the TSR Peer Group. If the relative TSR of our common stock is between the 25th and 80th percentiles, the number of shares of common stock earned will be determined using straight-line interpolation.  Notwithstanding the above, if the Company’s TSR for the Performance Period is negative, the maximum payout is capped at 100% of the Target TSR Shares.

Individuals who are awarded Target TSR Shares are subject to the Company’s clawback provisions as well as certain restrictive covenants that survive the Performance Period.

The TSR Peer Group

The TSR Peer Group is comprised of 23 companies, listed below, and includes all of the companies listed in the S&P 1500 Restaurants Sub-Industry GICS code. The composition of the TSR Peer Group was unchanged for 2020. The TSR Peer Group represents a broader group outside our immediate peer group with which we compete for business and investment capital as well as executive talent:

TSR PEER GROUP
BJ's Restaurants, Inc.	Domino’s Pizza, Inc.	Shake Shack
Brinker International, Inc.	Dunkin' Brands Group, Inc. (1)	Starbucks Corporation
Chipotle Mexican Grill, Inc.	El Pollo Loco Holdings	Texas Roadhouse, Inc.
Chuy's Holdings	Fiesta Restaurant Group	The Cheesecake Factory, Inc.
Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.	The Wendy’s Company
Darden Restaurants	McDonald's Corporation	Wingstop Inc.
Dave & Buster's Entertainment	Red Robin Gourmet Burgers, Inc.	YUM! Brands, Inc.
Dine Brands Global, Inc.	Ruth's Hospitality Group

(1)  Dunkin Brands Group, Inc. became a private company in December 2020 and will be removed from the peer group for 2021 since it is no longer publicly traded.

2018 Performance-based Units.  Prior to the 2019 equity grant, we utilized performance-based units based on differing performance criteria to encourage focus on the Company’s long-term strategic goals, motivate and retain our executives and align interests with the Company’s stockholders. The 2018 plan was weighted as follows: Domestic comparable sales (30%), International comparable sales (20%) and number of Global Units (50%). A compounded annual EPS growth rate

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

of 4% was required over the applicable three-year period and a threshold level with respect to achievement of each other performance goal must be attained for the performance-based units to vest. For the three-year period ending at the 2020 fiscal year end, our performance-based units were forfeited due to a failure to achieve the minimum threshold for the three-year EPS.

Compensation of Chief Executive Officer

Chief Executive Officer

The Compensation Committee structured Mr. Lynch’s compensation to create alignment between our strategic goals and stockholder interests. In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Lynch on August 26, 2019 (the “Employment Agreement”). The Employment Agreement has a three-year term and automatically renews for successive one-year terms thereafter unless either party elects not to renew by providing written notice to the other party at least 180 days prior to expiration.

Performance-based compensation.  In 2020, most of Mr. Lynch’s total direct compensation package was performance-based, tied to specific performance objectives or the value of our stock price.  Mr. Lynch’s annual base salary of $900,000 remained unchanged in 2020 along with his annual short-term cash incentive opportunity, with a target set at 110% of base salary. During the term of his Employment Agreement, base salary increases, and the amount, performance criteria and terms of bonus awards and equity awards are at the discretion of the Compensation Committee. As provided in his Employment Agreement, Mr. Lynch was awarded an annual LTIP award in fiscal year 2020 under the Company’s LTIP program at a target grant-date fair value of $3.4 million, made in the same allocation of grant types as awarded to other executive officers of the Company. For 2020, Mr. Lynch’s equity awards consisted of 60% performance-based units and 40% time-based restricted stock.

Other Benefits.  In 2020, the Compensation Committee approved reimbursements in the amount of $34,347 to Mr. Lynch for his out-of-pocket travel and lodging expenses to commute to the Company’s Louisville, Kentucky headquarters from his personal residence for the period from his first date of employment through July 31, 2020. From and after July 31, 2020, Mr. Lynch’s principal office location was designated as the Company’s new Atlanta headquarters, and thereafter Mr. Lynch no longer received commuting benefits from the Company. The Company also incurred incremental costs of $63,746 for Mr. Lynch to commute by private aircraft during this period for reasons of safety and security, including safety concerns driven by the COVID-19 pandemic. See the footnote to “All Other Compensation” in the Summary Compensation Table in this Proxy Statement for additional detail.

Changes for 2021.  In recognition of his leadership and the Company’s strong financial performance, the Compensation Committee approved an increase in Mr. Lynch’s compensation on February 17, 2021, for fiscal 2021 as follows: Mr. Lynch’s annual short-term cash incentive opportunity target increased to 130% of base salary. Mr. Lynch was also awarded an annual long-term incentive plan award in fiscal year 2021 under the Company’s long-term incentive program at a target grant-date fair value of $4 million, which consists of 60% performance-based units and 40% time-based restricted stock.

Compensation of Other NEOs

As described below, the Compensation Committee set the salaries of Ms. Gugino and Ms. Clark who joined the Company in 2020.

New Executive Leadership

On February 17, 2020, the Company appointed Ms. Clark to serve as its Chief Development Officer. The Compensation Committee approved an annual base salary of $420,000 for Ms. Clark, an annual cash incentive target under the MIP of 75% of base salary, and the value of her annual LTIP award of $350,000 commencing with the Company’s 2020 long term incentive program grant. In addition, Ms. Clark was granted sign-on compensation intended to partially replace the value of her equity awards and other compensation forfeited from her prior employer, consisting of (i) a $200,000 sign-on cash bonus, paid on February 28, 2020, which is subject to clawback provisions, and (ii) restricted stock with a grant-date fair value of $600,000, granted on Ms. Clark’s first day of employment on February 17, 2020, one-third of which will vest on the first anniversary of the grant date, and two-thirds of which will vest on the second anniversary of the grant date. Ms. Clark also received $77,857 in relocation benefits in 2020 consistent with Company policy for executive officers.

On October 5, 2020, the Company appointed Ms. Gugino to serve as its Chief Financial Officer. The Compensation Committee approved an annual base salary of $550,000 for Ms. Gugino, an annual cash incentive target under the MIP of 75% of base salary, and the value of her annual LTIP award of $740,000 commencing with the Company’s 2021 long term incentive program grant. In addition, Ms. Gugino was granted sign-on compensation intended to partially replace the value of her equity awards and other compensation forfeited from her prior employer, consisting of (i) a $475,000 sign-on cash

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bonus, paid on October 16, 2020, which is subject to clawback provisions, and (ii) restricted stock with a grant-date fair value of $1,300,000, granted on Ms. Gugino’s first day of employment on October 5, 2020, which will vest in three equal annual installments beginning one year from the grant date. Ms. Gugino is also eligible for an initial $20,000 relocation lump sum and relocation benefit consistent with Company policy for executive officers.

Management Transitions and Separation Arrangements

See the Summary Compensation Table for the compensation paid to (1) Joseph H. Smith, former Chief Financial Officer, whose last day of employment with the Company was March 9, 2020, and (2) Steven R. Coke, who served as the Interim Principal Financial and Accounting Officer of the Company from Mr. Smith’s departure from the Company until Ms. Gugino’s appointment. Mr. Coke continues to serve as SVP, Financial Operations, Accounting and Reporting.

Clawback Policy

Under the terms of the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”), the MIP plan and other agreements, the NEOs’ incentive compensation is subject to “clawback” if the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct by the NEO, with any financial reporting requirement under the federal securities laws. In such circumstances, the NEO will be required to reimburse the Company the amount of any award earned or accrued during the period of twelve months following the first public issuance or filing of the financial document that contained information affected by such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then grantees under the Omnibus Plan will be required to forfeit any awards based on the achievement of pre-established performance goals to the extent that the restatement indicates that the performance goals were not achieved.

Deferred Compensation and Retirement Benefits

The Company maintains retirement and savings benefits for its executives. The NEOs are not eligible to participate in the Company’s 401(k) Retirement Plan but the Company maintains a Nonqualified Deferred Compensation Plan (the “NQDCP”) for the NEOs and other highly compensated executives. The NQDCP provides eligible executives an opportunity to defer all or part of their base salary and/or bonus compensation to a future date and to receive the same matching contributions as provided by the Company’s 401(k) Retirement Plan.

Under the NQDCP, participants are able to choose from various investment crediting options similar to those offered under the Company’s 401(k) Retirement Plan. There are currently 29 investment crediting options available under the NQDCP, including Company stock, that may be used to determine the rate of return to be credited on participant deferrals.

Allowances and Other Benefits

The NEOs are also eligible for disability and life insurance benefits under the plans available to salaried Company employees. The Company may also contract for the use of private aircraft to allow NEOs to travel for business purposes, particularly for reasons of safety and security and efficient use of travel time, subject to the approval by the President and Chief Executive Officer.

Severance and Change of Control Benefits

The Compensation Committee believes that providing severance benefits to NEOs upon certain termination events or upon qualifying terminations following a change of control of the Company supports the following goals: (1) recruiting and retaining qualified executives; (2) clarifying terms of employment and reducing the risk of employment disputes; and (3) ensuring that post-employment obligations are met. The change of control benefits are structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when a change of control is consummated and the executive is terminated by the Company without cause or by the executive for good reason within twenty-four months following the change of control.

Severance Pay Plan

On December 1, 2020, the Compensation Committee approved Amendment No. 2 to the Company’s existing Severance Pay Plan, to be effective January 1, 2021. The Severance Pay Plan was amended by the Compensation Committee to better align the Company’s severance benefits with market following review and analysis of peer company data. The Severance Pay Plan covers the severance benefits payable to the Company’s employees (including the NEOs) in connection with a qualifying termination (other than the Chief Executive Officer, whose severance benefits are set forth in a separate employment agreement with the Company). Under the Severance Pay Plan, as revised, the NEOs and employees with the title of Senior Vice President or higher who are members of the Company’s Executive Leadership Team will receive a severance benefit in the event of termination without cause equivalent to twelve months of base salary, a pro- rata portion

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

of MIP bonus based on period of service, twelve months of COBRA coverage continuation benefits, and six months outplacement services.

Change of Control Severance Benefits

On October 29, 2020, the Compensation Committee approved an Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Amended Plan”). The Amended Plan enhanced the severance benefits payable to the Company’s NEOs and other key executives in connection with a qualifying termination following a change of control of the Company (other than the Chief Executive Officer, whose change-of-control severance benefits are set forth in his separate employment agreement with the Company). The Compensation Committee determined that enhancing the severance benefits payable in connection with a qualifying termination following a change of control was appropriate to align with market following review and analysis of peer company data.

Please see the “Change of Control and Termination Payments” section for a summary of the severance benefits payable to the NEOs under the applicable plans.

Continued Focus on our Long-Term Success

Stock ownership by our executive officers is a key consideration of our executive compensation philosophy. We believe that executive ownership of our stock demonstrates to investors that our executives have a significant stake in the Company and its future and mitigates risks associated with equity compensation programs.

The ownership guidelines for our current NEOs are:

Ownership Guideline
Executive Officer	as a Multiple of Base Salary (x)
Chief Executive Officer	5.0x
All other Executive Officers	3.0x

NEOs have five years after becoming subject to the ownership requirement to achieve the ownership level. Our NEOs are subject to an additional equity holding requirement that applies when ownership requirements have not been met, in which case all equity acquired upon vesting of awards, net of taxes, must be held until the executive achieves the applicable ownership level.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. Sources of ownership for measurement purposes include:

●	stock personally or otherwise beneficially owned directly or indirectly;
●	stock equivalent units held in our nonqualified deferred compensation plan;
●	stock held in a 401(k) account or other qualified retirement account, such as an IRA; and
●	unvested restricted stock (excluding performance-based units).

The Compensation Committee reviews the Stock Ownership Guidelines on an annual basis. As of December 27, 2020, all current NEOs were in compliance with the equity holding requirement of the guidelines, although not every NEO has reached the ownership level due to their limited time in position.

Tax and Accounting Policies

Deductibility of compensation expense under Code Section 162(m) of the Internal Revenue Code has not been a material consideration for our Compensation Committee based on the levels and types of compensation we pay. Code Section 162(m) limits the U.S. federal income tax deduction for compensation paid to our NEOs. Commencing with our 2018 fiscal year, the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) is $1,000,000 per officer. For years prior to 2018, we also were permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, U.S. tax legislation enacted in December 2017 eliminated the performance-based exception. These new rules became effective starting in 2018 for us, except that certain equity awards (such as stock options) that we granted in 2017 and earlier may still be able to qualify as performance-based compensation. To the extent that in 2018 or any later year, the aggregate amount of any covered officer’s salary, bonus, and amount realized from option exercises and vesting of restricted stock, performance based units or other equity awards, and certain other compensation

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amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Committee will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our stockholders, we may provide compensation that is not fully deductible.

We expense the cost of employee stock-based compensation in accordance with the fair value method contained in the Financial Accounting Standards Board Accounting Standards Codification “Compensation — Stock Compensation” (which we refer to as the ASC Stock Compensation Topic). We recorded stock-based compensation expense of $16.3 million in 2020, $15.3 million in 2019, and $9.9 million in 2018. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10K for the year ended December 27, 2020 and in this Proxy Statement.

COMPENSATION COMMITTEE

Anthony M. Sanfilippo, Chair

Christopher L. Coleman

Sonya E. Medina

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a named executive officer.

									Change
									in Pension
									Value and
									Non-qualified
							Non-Equity		Deferred
					Stock	Option	Incentive Plan		Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)		($)	($)(5)	($)
Robert M. Lynch	2020	900,000		—	3,400,100	—	1,980,000		—	98,093	6,378,193
President and Chief Executive Officer	2019	311,538		3,990,000	2,999,961	—	—		—	—	7,301,499
Ann B. Gugino	2020	126,923	(6)	475,000	1,300,060	—	190,385	(6)	—	—	2,092,368
Chief Financial Officer
Amanda M. Clark	2020	363,462	(6)	200,000	950,125	—	545,192	(6)	—	118,842	2,177,621
Chief Development Officer
C. Max Wetzel	2020	500,000		—	475,084	—	750,000		—	7,512	1,732,596
Chief Commercial & Marketing Officer	2019	57,692		400,000	400,019	—	17,533		—	25,000	900,244
James A. Norberg	2020	439,385		—	450,074	—	659,076		—	—	1,548,535
Chief Operating Officer, North America
Steven R. Coke	2020	242,963		—	353,160	—	266,046	(7)	—	5,166	867,335
Former Interim Principal Financial	2019	230,712		—	51,549	26,514	24,306		—	4,842	337,923
and Accounting Officer	2018	220,889		—	414,163	51,521	10,009		—	4,125	700,707
Joseph H. Smith	2020	95,357	(6)	—	—	—	143,036	(6)	—	333,750	572,143
Former Chief Financial Officer	2019	445,000		—	356,291	118,755	135,236		—	5,880	1,061,162
	2018	338,255		—	1,177,643	187,516	12,512		—	4,125	1,720,051

(1)	Amounts in this column for 2020 represent (a) for Ms. Gugino, sign-on compensation consisting of a $475,000 sign-on cash bonus, paid on October 16, 2020, which is subject to certain clawback provisions; and (b) for Ms. Clark, sign-on compensation consisting of a $200,000 sign-on cash bonus, paid on February 28, 2020, which is subject to clawback provisions. Amounts for 2019 represent (a) for Mr. Lynch, (i) sign-on compensation consisting of a $3 million sign-on cash bonus, paid on September 10, 2019, which is subject to certain clawback provisions as described in his Employment Agreement, and (ii) payment of his 2019 cash incentive opportunity with a target set at 110% of base salary, which was fixed at 100% of target for 2019 pursuant to the Employment Agreement; and (b) for Mr. Wetzel, sign-on compensation consisting of a $400,000 sign-on cash bonus, paid on November 29, 2019, which is subject to clawback provisions.
(2)	Amounts in this column reflect the aggregate grant date fair value for each respective fiscal year related to both time-based restricted stock and performance-based units granted in 2020, 2019, and 2018. All fair values were computed in accordance with the applicable Accounting Standards Codification (ASC) Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 21 to the Company’s audited financial statements for the fiscal year ended December 27, 2020, Footnote 23 to the Company’s audited financial statements for the fiscal year ended December 29, 2019 and Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 30, 2018, included in the Company’s Annual Reports on Form 10-K. For 2020, amounts reported include the value of performance-based units based on the probable outcome of performance conditions at 100% at the grant date resulting in a $2,040,000 value at the grant date for Mr. Lynch, $210,000 value at grant date for Ms. Clark, $285,000 value at the grant date for Mr. Wetzel, $270,000 value at the grant date for Mr. Norberg, and $27,000 value at the grant date for Mr. Coke. In addition, the amounts in this column for 2020 include sign-on compensation granted to Ms. Gugino and Ms. Clark intended to partially replace the value of equity awards forfeited from their prior employers, consisting of restricted stock with a grant date fair value of (a) $1.3 million for Ms. Gugino, which was granted on October 5, 2020; and (b) $600,000 for Ms. Clark, which was granted on February 17, 2020.
(3)	Amounts in this column reflect the aggregate grant date fair value for each respective fiscal year related to stock options granted in 2019 and 2018, respectively, computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 23 to the Company’s audited financial statements for the fiscal year ended December 29, 2019 and Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 30, 2018, respectively, included in the Company’s respective Annual Reports on Form 10- K.
(4)	Amounts in this column for 2020, 2019, and 2018, include payments earned by each NEO pursuant to the 2020, 2019, and 2018 Management Incentive Plans, or MIPs, based on corporate performance metrics for 2020, 2019, and 2018. For the year ended December 27, 2020, the MIP to the extent not deferred by the executive was paid in February, 2021. For 2018, amounts also include payments under the Quality Service Incentive Plan (“QSIP”) which was discontinued for 2019. Amounts in the table above for 2018 include a $10,651 payment for Mr. Smith under the QSIP.

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(5)	Amounts in this column for 2020 are set out in the table below:

	Company Matching	Aircraft Usage
	Contributions to Deferred	& Travel	Lump Sum	Severance
Name	Compensation Plan ($)	Reimbursement ($)	Relocation ($)	Payments ($)
Robert M. Lynch	—	98,093	—	—
Ann B. Gugino	—	—	—	—
Amanda M. Clark	5,985	35,000	77,857	—
C. Max Wetzel	—	7,512	—	—
James A. Norberg	—	—	—	—
Steven R. Coke	5,166	—	—	—
Joseph H. Smith	—	—	—	333,750

Amounts reported under “Travel Reimbursement” reflect reimbursement of out-of-pocket travel-related expenses and payment of $63,746 for costs of chartered private commercial airplane travel, for Mr. Lynch to commute to the Company’s headquarters in Louisville, Kentucky from his personal residence, as discussed in “Compensation of Chief Executive Officer – Other Benefits” in the Compensation Discussion and Analysis section of this Proxy Statement.

On March 9, 2020, Mr. Smith separated from the Company. The amount reported for Mr. Smith includes an accrued cash severance payment equivalent to nine months of base salary, which was paid in periodic installments in accordance with the Company’s regular payroll practices.

(6)	Reflects the amount received by the NEO in 2020, which was pro-rated for the time served in their position during the year.
(7)

Reflects prorated annual incentive for period of service as Interim Principal Financial and Accounting Officer during 2020 plus Mr. Coke’s incentive for the period of service as VP, Investor Relations and in his new role as SVP, Financial Operations, Accounting and Reporting.

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Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of the NEOs during the fiscal year ended December 27, 2020.

									All Other		All Other
									Stock		Option		Grant
		Date of							Awards:		Awards:		Date Fair
		Compensation	Estimated Future Payouts			Estimated Future Payouts			Number		Number of	Exercise or	Value of
		Committee	Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares		Securities	Base Price	Stock and
		Meeting at	Awards(1)			Awards(2)			of Stock or		Underlying	of Option	Option
		Which Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Grant Date	Was Approved	($)	($)	($)	(#)	(#)	(#)	(#)(3)		(#)	($/Sh)	($)(4)
Robert M. Lynch		—	—	990,000	1,980,000	—	—	—	—		—	—	—
	2/28/2020	2/21/2020	—	—	—	11,526	34,577	51,866	—		—	—	2,040,043
	2/28/2020	2/21/2020	—	—	—	—	—	—	23,608	(i)	—	—	1,360,057
Ann B. Gugino	10/5/2020	—	—	95,192	190,384	—	—	—	—		—	—	—
	10/5/2020	9/18/2020	—	—	—	—	—	—	15,637	(ii)	—	—	1,300,060
Amanda M. Clark		—	—	272,596	545,192	—	—	—	—		—	—	—
	2/28/2020	2/21/2020	—	—	—	1,187	3,560	5,340	—		—	—	210,040
	2/17/2020	11/26/2019	—	—	—	—	—	—	9,108	(iii)	—	—	600,035
	2/28/2020	2/21/2020	—	—	—	—	—	—	2,431	(i)			140,050
C. Max Wetzel		—	—	375,000	750,000	—	—	—	—		—	—	—
	2/28/2020	2/21/2020	—	—	—	1,610	4,831	7,247	—		—	—	285,029
	2/28/2020	2/21/2020	—	—	—	—	—	—	3,299	(i)	—	—	190,055
James A. Norberg		—	—	329,538	659,076	—	—	—	—		—	—	—
	2/28/2020	2/21/2020	—	—	—	1,526	4,577	6,866	—		—	—	270,043
	2/28/2020	2/21/2020	—	—	—	—	—	—	3,125	(i)	—	—	180,031
Steven R. Coke		—	—	133,023	266,046	—	—	—	—		—	—	—
	2/28/2020	2/21/2020	—	—	—	154	463	695	—		—	—	27,317
	2/28/2020	2/21/2020	—	—	—	—	—	—	881	(i)	—	—	50,754
	2/28/2020	2/21/2020	—	—	—	—	—	—	1,302	(iv)	—	—	75,008
	8/10/2020	7/30/2020	—	—	—	—	—	—	2,124	(v)	—	—	200,081
Joseph H. Smith		—	—	71,518	143,046	—	—	—	—		—	—	—
(1)	Amounts in these columns represent plan awards pursuant to our annual MIP, for the period commencing December 30, 2019. For the actual amounts paid to the NEOs pursuant to the MIP during 2020, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Amounts for Ms. Gugino and Ms. Clark are prorated based upon their respective start dates.
(2)	Amounts in this column represent grants of performance-based units. The 2020 performance-based units vest date is February 28, 2023, subject to achievement of performance conditions. The final award payout is interpolated based on a sliding scale. The performance units have a threshold payout of 33% of target and a maximum payout of 150%.
(3)	Amounts in this column represent grants of time-based restricted stock. At the time the Company pays dividends to holders of its common stock, recipients of time-based restricted stock also receive dividends on the unvested and outstanding shares. The 2020 restricted stock grant vest dates are indicated as follows:
(i)	one-third on each of February 28, 2021, 2022, and 2023;
(ii)	one-third on each of October 5, 2021, 2022, and 2023;
(iii)	one-third on February 17, 2021, and two-thirds on February 17, 2022;
(iv)	all vest on February 28, 2021; and
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(v)	one-half vest on August 10, 2021 and one-half vest on August 10, 2022.
(4)	Amounts in this column represent the full grant date fair value of each time-based restricted stock award and performance-based unit, as computed in accordance with the ASC Stock Compensation topic. Full grant date fair value and vesting details are as follows:

		Full Grant Date
		Fair Value
Equity Type	Grant Date	per Share ($)	Vesting
Time-Based Restricted Stock	2/17/2020	65.88	1/3 - 1 year; 2/3 - 2 year
	2/28/2020	57.61	3-year graded
	2/28/2020	57.61	1-year cliff
	8/10/2020	94.20	2-year graded
	10/5/2020	83.14	3-year graded
Performance-based Units	2/28/2020	59.00	3-year cliff

Assumptions used in the calculation of these amounts are included in Footnote 21 to the Company’s audited financial statements for the fiscal year ended December 27, 2020, included in the Company’s Annual Report on Form 10-K.

2021 Proxy Statement     33

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at 2020 fiscal year-end for the NEOs.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive Plan Awards:
						Number of		Market Value of	Incentive Plan Awards:		Market or Payout
	Number of Securities					Shares or		Shares or	Number of Unearned		Value of Unearned
	Underlying Unexercised			Option		Units of Stock		Units of Stock	Shares, Units or Other		Shares, Units or Other
	Options			Exercise	Option	That		That	Rights That Have Not		Rights That Have Not
	Exercisable	Unexercisable		Price	Expiration	Have Not Vested		Have Not Vested	Vested		Vested
Name	(#)	(#)(1)		($)	Date	(#)(2)		($)(3)	(#)(2)(4)		($)(3)
Robert M. Lynch	—	—		—	—	23,608	(i)	2,066,644	—		—
	—	—		—	—	68,461	(ii)	5,993,076	—		—
	—	—		—	—	—		—	34,577	(xi)	3,026,871
Ann B. Gugino	—	—		—	—	15,637	(iii)	1,368,863	—		—
Amanda M. Clark	—	—		—	—	2,431	(i)	212,810	—		—
	—	—		—	—	9,108	(iv)	797,314	—		—
	—	—		—	—	—		—	3,560	(xi)	311,642
C. Max Wetzel	—	—		—	—	3,299	(i)	288,794	—		—
	—	—		—	—	4,464	(v)	390,779	—		—
	—	—		—	—	—		—	4,831	(xi)	422,906
James A. Norberg	1,318	2,638	(i)	46.22	8/8/2029	—		—	—		—
	—	—		—	—	3,125	(i)	273,563	—		—
	—	—		—	—	677	(vi)	59,265	—		—
	—	—		—	—	—		—	4,577	(xi)	400,671
	—	—		—	—	—		—	3,772	(xii)	330,201
Steven R. Coke	762	1,526	(ii)	43.71	2/28/2029	—		—	—		—
	1,145	573	(iii)	60.04	3/1/2028	—		—	—		—
	1,080	541	(iii)	60.04	3/1/2028	—		—	—		—
	1,334	—		78.77	2/23/2027	—		—	—		—
	1,881	—		59.03	2/25/2026	—		—	—		—
	1,569	—		63.92	2/26/2025	—		—	—		—
	—	—		—	—	2,124	(vii)	185,935	—		—
	—	—		—	—	1,302	(viii)	113,977	—		—
	—	—		—	—	881	(i)	77,123	—		—
	—	—		—	—	405	(ix)	35,454	—		—
	—	—		—	—	148	(x)	12,956	—		—
	—	—		—	—	139	(x)	12,168	—		—
	—	—		—	—	—		—	463	(xi)	40,531
	—	—		—	—	—		—	566	(xii)	49,548
	—	—		—	—	—		—	417	(x)	—
Joseph H. Smith	—	—		—	—	—		—	1,890	(xii)	165,451
(1)	The vesting schedule is as follows:
(i)	one-half of the shares on each of August 8, 2021 and 2022;
(ii)	one-half of the shares on each of February 28, 2021 and 2022; and
(iii)	all shares on March 1, 2021.
(2)	The vesting schedule is as follows:
(i)	one-third of the shares on each of February 28, 2021, 2022 and 2023;
(ii)	one-third of the shares on August 26, 2021 and two-thirds of the shares on August 26, 2022;
(iii)	one-third of the shares on each of October 5, 2021, 2022 and 2023;
(iv)	one-third of the shares on February 17, 2021 and two-thirds of the shares on February 17, 2022;
(v)	all shares on November 18, 2021;
(vi)	one-half of the shares on each of August 8, 2021 and 2022;
(vii)	one-half of the shares on each of August 10, 2021 and 2022;
(viii)	all shares on February 28, 2021;
(ix)	one-half of the shares on each of February 28, 2021 and 2022;
(x)	all shares on March 1, 2021;
(xi)	all shares on February 28, 2023; and
(xii)	all shares on February 28, 2022.

34     2021 Proxy Statement

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(3)	Value determined by multiplying the number of shares or units by the closing price of our common stock at 2020 fiscal year-end, $87.54.
(4)	In 2018, 2019 and 2020 we granted performance-based units to each of our named executive officers. The performance-based units vest subject to achievement of performance targets measured at the end of the three-year period ending at 2020 fiscal year end for the 2018 grant, January 31, 2022 for the 2019 grant, and ending January 31, 2023 for the 2020 grant. The value of the 2018 performance-based units in the table above is based on the actual final performance at 0% of target, as certified by the Compensation Committee. The value of the 2019 and 2020 performance-based units in the table above is based on performance at 100% of target and the closing price of our common stock on December 27, 2020. Due to the contingent and uncertain nature of the ultimate performance of the Company for the 2019 and 2020 performance-based units over the three-year performance period ending at January 31, 2022 and January 31, 2023, respectively, the ultimate value of the 2019 and 2020 performance-based units at the end of the performance period is not determinable at this time and the amounts presented in this Proxy Statement for the performance-based units are estimates based on the assumptions noted. The value of the 2019 performance-based units based on the estimated performance results at December 27, 2020 of 150% is $495,302 for Mr. Norberg, $74,322 for Mr. Coke and $248,177 for Mr. Smith. The value of the 2020 performance-based units based on the estimated performance results at December 27, 2020 of 92% is $2,803,898 for Mr. Lynch, $288,652 for Ms. Clark, $391,547 for Mr. Wetzel, $371,112 for Mr. Norberg and $37,570 for Mr. Coke.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and stock vesting by the NEOs during the 2020 fiscal year.

	Option Awards		Restricted Stock
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)(2)
Robert M. Lynch	—	—	—	—
Ann B. Gugino	—	—	—	—
Amanda M. Clark	—	—	—	—
C. Max Wetzel	—	—	2,232	172,601
James A. Norberg	—	—	338	33,161
Steven R. Coke	2,750	192,006	6,694	544,812
Joseph H. Smith	15,168	119,323	12,649	691,516
(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at Last
	Contributions	Contributions	Earnings in	Withdrawals/	Fiscal Year
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	End
Name	Year ($)(1)	Year ($)(2)	Year ($)	($)	($)(3)
Robert M. Lynch	—	—	—	—	—
Ann B. Gugino	—	—	—	—	—
Amanda M. Clark	19,385	5,985	2,338	—	27,708
C. Max Wetzel	—	—	—	—	—
James A. Norberg	—	—	—	—	—
Steven R. Coke	14,760	5,166	84,784	—	567,611
Joseph H. Smith	—	—	439,601	2,217,807	22,410
(1)	Amounts in this column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Ms. Clark, $19,385 of salary; and (ii) for Mr. Coke, $14,760 of salary.
(2)	Amounts in this column represent the value of matching contributions credited to the nonqualified deferred compensation plan in 2021 as a result of 2020 deferral elections.
(3)	Amounts in this column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the NEO was a named executive officer in prior proxy statements) or in Note (1) above.

Eligibility for participation in the nonqualified deferred compensation plan is limited to a select group of management or highly compensated employees (as defined under ERISA) who are specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations, including our NEOs.

Participants can defer up to 100% of their base salary and up to 100% of their short-term incentive award payments into the nonqualified deferred compensation plan each plan year. For benchmarking purposes, the plan provides that participant accounts are deemed to be invested in one or more mutual funds or our common stock. Participants may direct the investment of their accounts among the options made available under the plan, and can change their investment options

2021 Proxy Statement     35

EXECUTIVE COMPENSATION

(except our common stock) on any business day. Elections of deferral amounts may be changed once per calendar year, generally in December, and such changes are effective for compensation earned in the following year. We pay certain administrative costs of the plan. We match the amounts deferred by the same discretionary match percentage announced, and with the same limitations, for the 401(k) Plan for the plan year.

Change in Control and Termination Payments

The following table and notes describe the potential payments that each NEO would receive under various scenarios upon termination of employment or a change in control of the Company, calculated as if the separation event occurred on December 27, 2020. The actual amounts to be paid can only be determined at the time of the actual event. Actual payments upon termination for Mr. Smith are described in the corresponding section below.

		Involuntary
	Change in Control	(Not for Cause)	Retirement	Death/Disability
Name	($)(1)(2)(3)(4)	Termination ($)(1)(4)(5)	($)	($)(2)(4)
Robert M. Lynch
Cash Severance	3,780,000	2,835,000	—	0
Stock Options	—	—	—	—
Restricted Stock(6)	8,059,720	5,993,076	—	8,059,720
Performance-based Units(7)	2,803,898	0	—	2,803,898
Totals:	14,643,618	8,828,076	—	10,863,618
Ann B. Gugino
Cash Severance	1,443,750	412,500	—	0
Stock Options	—	—	—	—
Restricted Stock(6)	1,368,863	0	—	1,368,863
Performance-based Units(7)	0	0	—	0
Totals:	2,812,613	412,500	—	1,368,863
Amanda M. Clark
Cash Severance	1,102,500	315,000	—	0
Stock Options	—	—	—	—
Restricted Stock(6)	1,010,124	0	—	1,010,124
Performance-based Units(7)	288,652	0	—	288,652
Totals:	2,401,276	315,000	—	1,298,776
C. Max Wetzel
Cash Severance	1,312,500	375,000	—	0
Stock Options	—	—	—	—
Restricted Stock(6)	679,573	0	—	679,573
Performance-based Units(7)	391,547	0	—	391,547
Totals:	2,383,620	375,000	—	1,071,120
James A. Norberg
Cash Severance	1,160,250	331,500	—	0
Stock Options(8)	109,002	0	—	109,002
Restricted Stock(6)	332,827	0	—	332,827
Performance-based Units(7)	875,999	284,680	—	875,999
Totals:	2,478,078	616,180	—	1,317,829
Steven R. Coke
Cash Severance	0	133,875	—	0
Stock Options(8)	97,520	0	—	97,520
Restricted Stock(6)	437,612	0	—	437,612
Performance-based Units(7)	113,124	47,534	—	113,124
Totals:	648,256	181,409	—	648,256
(1)	Under Mr. Lynch’s Employment Agreement, upon termination without cause or resignation for good reason (each as defined in the Employment Agreement), not in connection with a change in control, Mr. Lynch would be entitled to receive the following benefits:
●	(a) if such termination or resignation occurs on or prior to August 26, 2021, severance equal to 1.5 times the sum of (i) his base salary and (ii) his target annual incentive opportunity; or (b) if such termination or resignation occurs after August 26, 2021, severance equal to 18 months of his base salary;
●	A pro rata portion of his annual incentive opportunity for the fiscal year in which the termination or resignation occurs based on actual full-year performance results;
●	reimbursement of his cost of COBRA medical and dental benefits for 18 months;
●	outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of 12 months; and
●	accelerated vesting of his sign-on equity award.

A notice of non-renewal of the Employment Agreement from the Company to Mr. Lynch will be treated as good reason under the Employment Agreement. Upon termination without cause or resignation for good reason in the 24 months after a change in control of the Company (a “double-trigger” event), Mr. Lynch would be entitled to the benefits described above, except that his severance would be equal to: (a) if such termination or resignation occurs on or prior to August 26, 2021, two times the sum of (i) his base salary and (ii) his target annual incentive opportunity; or (b) if such termination or resignation occurs after August 26, 2021, three times his base salary. The Employment Agreement provides for the reduction of change

36     2021 Proxy Statement

EXECUTIVE COMPENSATION

in control payments to the maximum amount that could be paid to him without giving rise to the excise tax imposed by Section 4999 of the Internal Revenue Code if a reduction would provide him with a greater after tax benefit than if payments were not reduced.

(2)	On October 29, 2020, the Compensation Committee approved an Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Amended Plan”). Under the Amended Plan, upon the occurrence of any of certain termination events following a change-of-control of the Company (a “double-trigger” event), certain executive officers of the Company, including the NEOs, would be entitled to receive cash severance payments. Mr. Lynch does not participate in the Amended Plan pursuant to the terms of his Employment Agreement.

Under the Amended Plan, the NEOs would be entitled to receive cash severance payments as “Tier 2 Participants” (which participants are designated by the Board or the Compensation Committee, and generally comprise the members of the Company’s Executive Leadership Team, excepting the Chief Executive Officer). These payments are equivalent to (i) eighteen months of base salary; (ii) the annual bonus amount the officer would earn under any quarterly or annual non-equity incentive-based compensation plan then in effect, calculated at the achievement of target performance (the “Target Bonus Amount”), multiplied by 1.5; (iii) a pro rata portion of any quarterly or annual bonus payout under any non-equity incentive-based compensation plan then in effect, calculated as the greater of (1) the Target Bonus Amount, (2) the projected performance that would have been achieved as of the change-of-control if the qualifying termination occurs in the year of the change-of-control, or (3) the actual performance for the year of the qualifying termination; (iv) eighteen months of COBRA coverage; and (v) six months’ outplacement services. Such payments in connection with a change-of-control termination event will be paid solely in lieu of, and not in addition to, any other severance payments or benefits payable under any offer letter, employment agreement, severance plan or arrangement, or other program. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, in 2020 are not included in the table above since those awards were fully earned as of December 27, 2020 and thus would not be considered to be accelerated upon termination as of such date. The MIP payments for 2020 are disclosed in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The Amended Plan has an indefinite term subject to termination by the Compensation Committee upon eighteen (18) months written notice.

Generally, pursuant to the plans and agreements, a change of control means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company. The amounts shown in this column as cash severance are estimates of the “double trigger” cash severance payments that would be payable to the executive assuming that a termination of employment occurred (in which the executive would be entitled to such payments) following consummation of the change of control.

(3)	Under the terms of our 2018 Omnibus Incentive Plan (“2018 Plan”), upon a change of control in which awards are not assumed, all grantees of shares of restricted stock and options will be fully vested. The plan contains additional provisions in the event of a transaction in which awards are assumed. The amounts shown in this column assume that the awards are not assumed in the transaction and therefore are accelerated pursuant to the provisions of the Plan and the applicable award agreement.
(4)	Assumed stock values were calculated at $87.54 per share, the closing price of our common stock at 2020 fiscal year-end.
(5)	Upon the termination of an NEO without “cause,” the Company’s Severance Pay Plan (the “Severance Plan”), in place as of December 27, 2020, provided for nine months base salary, COBRA continuation benefits and pro rata portions of any annual incentive award payouts based upon service during the year employment terminates, and outplacement services upon a termination for the NEOs. The Severance Plan was amended effective January 1, 2021 to enhance the benefits payable to NEOs to include twelve months base salary and COBRA coverage in connection with a qualifying termination (however, the amounts reported in the table show the amounts the NEOs would have received under the unamended Severance Plan). Mr. Lynch does not participate in the Severance Plan pursuant to the terms of his Employment Agreement. Termination for cause under Mr. Lynch’s Employment Agreement and the Severance Plan is generally defined as gross negligence or willful misconduct in connection with the performance of duties, conviction of a criminal offense that is, or may be expected to be, harmful to the Company, material breach of employment or non-competition agreement, acts or omissions involving willful or intentional malfeasance or misconduct injurious to the Company or its reputation, or commission of any act of fraud or embezzlement against the Company. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, in 2020 are not included in the table above since those awards were fully earned as of December 27, 2020 and thus would not be considered to be accelerated upon termination as of such date. The MIP payments for 2020 are disclosed in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(6)	Under the 2018 Plan, if an NEO’s employment is terminated for any reason other than death or disability (excepting the “double-trigger” Change of Control scenario discussed above and Mr. Lynch’s initial restricted stock grant) prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions, including vesting requirements, will immediately lapse. Pursuant to Mr. Lynch’s Employment Agreement, his initial restricted stock grant shall fully vest if he is terminated by the Company without Cause or by him for Good Reason (as defined in the Employment Agreement) prior to the expiration date of the term. The table is intended to reflect projected potential payouts under Mr. Lynch’s Employment Agreement and our equity plans, not other types of payouts or benefits available generally on a nondiscriminatory basis to all salaried employees.
(7)	Under the terms of our plans, for performance-based units, the amount in the Change in Control column for 2018 performance-based units is based on the final actual performance results of zero as of December 27, 2020; for 2019 performance-based units, amount is based on the estimated performance results of 150% as of December 27, 2020; and for 2020 performance-based units, amount is based on the estimated performance results of 92% as of December 27, 2020. For death and disability termination, 2018 performance-based units is based on final actual results of zero; 2019 performance-based units is based on estimated performance of 150%; and 2020 performance-based units is based on the estimated performance results of 92% as of December 27, 2020. For 2020 performance-based units, no amounts are included under involuntary (not for cause) termination because no pro rata payout is applicable for these awards less than 12 months from the grant date. Due to the contingent and uncertain nature of the ultimate performance of the Company over the three-year performance periods, the ultimate value of these awards at the end of the applicable performance period is not determinable at this time and the amounts presented in this Proxy Statement are estimates based on the assumptions noted.
(8)	If an NEO is terminated for cause (as defined under our 2018 Plan), then all outstanding options under the 2018 Plan, whether or not exercisable, will terminate immediately. If the NEO is terminated for any reason other than for cause, death, disability or retirement, to the extent then-outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his or her personal representative within 90 days after the date of termination. In the event of an NEO’s death or disability while employed by the Company, all then-outstanding options become fully vested and immediately exercisable and may be exercised at any time within one year after the date of death or determination of disability.

2021 Proxy Statement     37

EXECUTIVE COMPENSATION

Separation of Joseph Smith

Mr. Smith separated from the Company on March 9, 2020. In accordance with his employment agreement and the Release signed by Mr. Smith, Mr. Smith received (or is entitled to receive) the following severance payments: (1) cash severance payments of $333,750, representing an amount equivalent to nine months’ base salary, which were paid in periodic installments in accordance with the Company’s regular payroll practices; (2) a prorated annual incentive award under the MIP for 2020, based upon actual performance, which was paid in the amount of $143,036; (3) a cash payment for accrued vacation; (4) six months of additional service credit for time-based equity awards valued at $733,361; and (5) executive outplacement services. Mr. Smith will receive a pro rata portion of the 2019 TSRP based on actual performance at the end of the Performance Period, with a fiscal year end value of $248,177.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lynch, our President and Chief Executive Officer.

For the fiscal year ending December 27, 2020, our last completed fiscal year:

●	The annual total compensation of the median compensation of all full-time, part-time, seasonal, and temporary employees of the Company (other than our CEO) was $6,784.
●	The annualized total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $6,378,193.

As a result, for fiscal 2020, the ratio of the annual total compensation of Mr. Lynch, our CEO, to the annual total compensation of the median compensation of all employees was 940 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

To identify the median employee as of December 27, 2020, we used total cash compensation paid in 2020 as reported to the Internal Revenue Service on W-2, which includes base salary for salaried employees, base hourly compensation and overtime for hourly permanent employees, and any cash incentive compensation. We included all full-time and part-time employees and annualized the employees’ base salary or base wages to reflect their compensation for 2020. We believe the use of base wages or base salary for all employees is a consistently applied compensation measure.

Based on total cash compensation, our median employee was identified as an hourly restaurant team member who worked for approximately four months.

As of our fiscal year-end, our U.S workforce used for determining the pay ratio was estimated to be 40,151 employees. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. The excluded employees are located in the following countries: Canada (13 employees), China (7 employees), Mexico (2 employees) and United Kingdom (170 employees). In total, we excluded 192 international employees or approximately 0.5% of our total workforce from the identification of the median employee as permitted by SEC rules.

We believe our pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on our employment and payroll records and the methodology described above. The SEC rules governing pay ratio disclosure allow companies to apply numerous different methodologies, exclusions and reasonable assumptions, adjustments and estimates that reflect their compensation practices. For that reason, the pay ratio reported above should not be used as a basis for comparison between companies, as other companies might have different employment and compensation practices and might use various methodologies, exclusions, assumptions, adjustments and estimates in calculating their own pay ratios.

Director Compensation

We pay four primary components of compensation to our non-management directors: an annual cash retainer, committee retainer, committee chair retainer, and equity awards. Board members may from time to time receive fees for service on ad hoc committees. In 2020, the Compensation Committee reviewed the Company’s compensation program for non-management directors in conjunction with the Committee’s Compensation Consultant, FW Cook, and did not make any changes to the director compensation program from the prior year.

38     2021 Proxy Statement

EXECUTIVE COMPENSATION

Director equity awards consist of deferred stock units that vest one year from grant, with pro rata vesting if the director departs the Board prior to the vesting date. The deferred stock units earn dividend equivalent rights on a reinvestment basis that will pay out in shares of our common stock, along with the full award, at the end of service on the Board.

Within five years of their election to the Board, all non-management directors are required to hold five times the standard annual cash retainer for board service of $50,000, or $250,000, in our common stock, and all have attained the required ownership level or are in compliance with the phased-in ownership requirement of the policy.

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity as director. The following table sets forth the types and amounts of compensation paid to our non-management directors:

Retainer ($)
Annual retainer for service on the Board	50,000
Additional annual retainers:
for independent chair	50,000
for Audit Committee chair	20,000
for Compensation Committee chair	12,000
for Corporate Governance and Nominating Committee chair	12,000
for Audit Committee members	20,000
for Compensation Committee members	12,000
for Corporate Governance and Nominating Committee members	10,000

Annual Equity Grant:(1)

Equity Grant Value ($)
Independent Chair	200,000
Standard	125,000
(1)	The 2020 annual equity grants, awarded in deferred stock units, have a one-year vesting, with pro rata vesting if the director departs the Board prior to the vesting date. Awards will be settled in stock at the end of service on the Board. The equity grant award level is determined annually by the Board of Directors on the recommendation of the Compensation Committee. The equity grant value was established for one year of service commencing at the director’s election at the Annual Meeting.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service, including director education.

The following table sets forth the compensation paid to directors during 2020:

			Change in Pension
		Deferred	Value and Nonqualified
	Fees Earned or	Stock Unit	Deferred Compensation
Name	Paid in Cash ($)	Awards ($)(1)	Earnings ($)	Total ($)
Christopher L. Coleman	84,000	125,048	—	209,048
Michael R. Dubin	50,000	125,048	—	175,048
Olivia F. Kirtley	70,000	125,048	—	195,048
Laurette T. Koellner	90,000	125,048	—	215,048
Jocelyn C. Mangan	70,000	125,048	—	195,048
Sonya E. Medina	72,000	125,048	—	197,048
Shaquille O'Neal	50,000	125,048	—	175,048
Anthony M. Sanfilippo	84,000	125,048	—	209,048
Jeffrey C. Smith	100,000	200,077	—	300,077

(1)	The full grant date fair value of the 2020 deferred stock unit awards to non-employee directors was $81.20 per share, determined as of the grant date of May 8, 2020. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 21 to the Company’s audited financial statements for the fiscal year ended December 27, 2020, included in the Company’s Annual Report on Form 10-K.

2021 Proxy Statement     39

EXECUTIVE COMPENSATION

Prior to 2019, the Company awarded its directors equity in the form of time-based restricted stock. The following chart sets forth unvested restricted awards and the unvested deferred stock units held by each director in the table below as of December 27, 2020.

	Number of	Number of
	Unvested	Unvested Deferred
Name	Restricted Shares	Stock Units
Christopher L. Coleman	347	1,551
Michael R. Dubin	—	1,551
Olivia F. Kirtley	486	1,551
Laurette T. Koellner	347	1,551
Jocelyn C. Mangan	—	1,551
Sonya E. Medina	347	1,551
Shaquille O'Neal	—	1,551
Anthony M. Sanfilippo	—	1,551
Jeffrey C. Smith	—	2,483

Prior to 2019, the Company awarded its directors stock options. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 21 to the Company’s audited financial statements for the fiscal year ended December 27, 2020, included in the Company’s Annual Report on Form 10-K. The following chart sets forth vested and unvested option awards held by each director in the table below as of December 27, 2020.

	Number of	Number of
Name	Vested Options (4)	Unvested Options
Christopher L. Coleman	24,819	1,351
Michael R. Dubin	—	—
Olivia F. Kirtley	21,178	1,891
Laurette T. Koellner	16,867	1,351
Jocelyn C. Mangan	—	—
Sonya E. Medina	11,556	1,351
Shaquille R. O'Neal	—	—
Anthony M. Sanfilippo	—	—
Jeffrey C. Smith	—	—

In addition, a nonqualified deferred compensation plan is available to all of our directors. Directors can elect to defer their annual retainer and meeting fees (up to 100%) into a deferred compensation plan that offers deemed investments in certain mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but we do pay certain administrative costs of the plan.

40     2021 Proxy Statement

Certain Relationships and Related Transactions

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No current or former employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Under our written Related Person Transaction Policies and Procedures, the Corporate Governance and Nominating Committee will review the material facts of all transactions with related persons (as defined in Item 404 of Regulation S-K) that require the committee’s approval and either approve or disapprove of entering into the transaction. Approval by the committee is generally required in advance for such transactions; however, if such advance approval is not feasible, then the transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at its next regularly scheduled meeting or, if not ratified, appropriate action taken as determined by the committee.

In determining whether to approve or ratify such a transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The policy sets forth certain categories of transactions that have standing approval, which include transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. In addition, the Board has delegated to the Chair of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify (as applicable) a transaction with a related party in which the aggregate amount involved is expected to be less than $500,000 computed in accordance with Item 404 of Regulation S-K.

Many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship between the director or officer and the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. When the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. Any related person transaction identified through this process is presented to the Corporate Governance and Nominating Committee in order to obtain approval or ratification of the transactions and for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

Transactions with Related Persons

This section describes certain transactions with related persons.

Franchise and Development Arrangements

The following table describes franchise and development arrangements during 2020 between the Company and entities in which the Company’s executive officers or directors, as well as their immediate family members, had an interest as of the end of the fiscal year and the amount of royalties paid to the Company from those entities during 2020. It also sets forth the amount of incentives paid to the entities based on their participation in incentive programs made available to franchisees generally. The Company provided no non-standard incentives or special consideration to these entities. These franchisees also purchase various food and other products from the Company’s commissary system and may purchase from or through

41     2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

the Company certain goods and services needed to operate a Papa John’s restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity — Amounts Earned
Shaquille O'Neal Revocable Trust (30%)

O'Neal Boyz, LLC — Operates nine restaurants in the Atlanta, Georgia area as part of a joint venture with the Company. In 2020, net income earned by the Company from this franchise was $530,424. The Company owns approximately 70% of the joint venture and Mr. O’Neal owns approximately 30% of the joint venture.

Endorsement Agreement

On June 11, 2019, the Company and Papa John’s Marketing Fund (“PJMF”) entered into an Endorsement Agreement (the “Endorsement Agreement”), with an effective date of March 15, 2019, with ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with Shaquille O’Neal, for the personal services of Mr. O’Neal. Pursuant to the Endorsement Agreement, the Company and PJMF received the right and license to use Mr. O’Neal’s name, nickname, initials, autograph, voice, video or film portrayals, photograph, likeness and certain other intellectual property rights (individually and collectively, the “Personality Rights”), in each case, solely as approved by ABG-Shaq, in connection with the advertising, promotion and sale of Papa John’s-branded products. Mr. O’Neal will also provide brand ambassador services related to appearances, social media and public relations matters, and will collaborate with the Company and PJMF to develop one or more co-branded products using the Personality Rights.

As consideration for the rights and services granted under the Endorsement Agreement, the Company and PJMF agreed to pay to ABG-Shaq aggregate cash payments of $4.125 million over the three years of the Endorsement Agreement. The Company and PJMF will also pay expenses related to the marketing and personal services provided by Mr. O’Neal. In addition, the Company granted 87,136 restricted stock units (the “RSUs”) to Mr. O’Neal (as agent of ABG-Shaq) under the Company’s 2018 Omnibus Incentive Plan, with a grant-date fair value of $4,300,000. The RSUs vest into an equivalent number of shares of the Company’s common stock according to the following vesting schedule: 31% (27,012) of the RSUs vested on June 12, 2020; 33% (28,755) of the RSUs vested on March 15, 2021; and 36% (31,369) of the RSUs will vest on March 15, 2022. Pursuant to the Endorsement Agreement, Mr. O’Neal has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs.

The initial term of the Endorsement Agreement ends on March 15, 2022, with an option for a one-year extension upon the parties’ mutual agreement. The Endorsement Agreement also includes customary exclusivity, termination and indemnification clauses.

On July 27, 2020, the Company and PJMF entered into Amendment No. 1 (the “Amendment”) to the Endorsement Agreement with ABG-Shaq. Pursuant to the Amendment, the Company and PJMF developed a co-branded extra-large pizza product using the Personality Rights. ABG-Shaq did not receive any additional royalty fees from the Company beyond the cash payment already contemplated under his Endorsement Agreement under the Amendment. In addition, one U.S. dollar for each unit of the co-branded pizza sold in the United States and one Canadian dollar for each unit sold in Canada was donated to The Papa John’s Foundation for Building Community.

42     2021 Proxy Statement

Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its consolidated subsidiaries. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent registered public accounting firm. The Audit Committee also oversees the performance of the internal audit function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. Each member of the Audit Committee is independent as determined by the Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards.

In fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly consolidated financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the consolidated financial statements and complying with the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

During 2020, among other matters, the Audit Committee:

●	reviewed the quality and integrity of the Company’s consolidated financial statements;
●	reviewed with management and the independent registered public accounting firm the Company’s critical accounting policies, significant changes in the selection or application of accounting principles, the effect of regulatory and accounting initiatives on the Company’s consolidated financial statements, and critical audit matters addressed during the audit;
●	discussed with management and the independent registered public accounting firm the effectiveness of the Company’s internal control over financial reporting;
●	reviewed the performance of the Company’s internal audit function including the scope and overall plans for internal audit;
●	oversaw the compliance program with respect to legal and regulatory requirements;
●	oversaw the Company’s Enterprise Risk Management program, reporting on such matters to the full Board of Directors, discussing risk areas with management and monitoring management’s responsibility to identify, assess, manage, and mitigate risks; and
●	assessed the performance of EY. In the course of this assessment, the Committee considered:
o	EY’s performance, including the results of an internal survey of EY’s service, quality and professional reputation, including the quality of communications with the Audit Committee and management, responsiveness to Company business requirements and EY’s ability to adapt and adjust work processes to provide a quality audit during the pandemic;
o	the value of EY’s services, with consideration of fees charged to the Company;
o	EY’s tenure as our independent auditors as well as its familiarity with our business and accounting policies; and
o	EY’s independence, integrity and objectivity.

As a result of its evaluation, the Audit Committee concluded that the selection of EY as the independent registered public accounting firm for fiscal year 2021 is in the best interest of the Company and its stockholders.

During 2020, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with EY the matters required to be discussed by the applicable standards of the Public Company Accounting Standards Board (“PCAOB”) and the SEC. The Audit Committee also discussed with EY matters relating to their independence from management and the Company, including the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee is responsible for

43     2021 Proxy Statement

AUDIT COMMITTEE REPORT

approving the services provided by the independent auditor and the associated fees. The Audit Committee concluded that EY is independent from management and the Company and that all audit and non-audit services were pre-approved.

The Audit Committee discussed with EY and the Company’s internal audit management the overall scope and plans for its audits. The Audit Committee met with EY and the Company’s internal audit management to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting. The Audit Committee also met in separate executive sessions periodically with EY, the Senior Director of Internal Audit, the Chief Financial Officer and other members of management as needed. In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 27, 2020.

AUDIT COMMITTEE

Laurette T. Koellner, Chair Olivia F. Kirtley Jocelyn C. Mangan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

44     2021 Proxy Statement

Item 2. Ratification of the Selection of Independent Auditors

The Audit Committee of the Board of Directors has selected EY as the Company’s independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 2021. EY audited the Company’s consolidated financial statements in 2019, 2020 and previously from 1990 through 2017.

Change in our Certifying Accountant in 2019

On June 12, 2019, the Audit Committee engaged EY as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 29, 2019. EY replaced KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 30, 2018. KPMG was notified of this decision on June 10, 2019.

KPMG’s audit report dated March 8, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to variable interest entity and consolidation matters, as to which the date is May 7, 2019, on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal year ended December 30, 2018, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal year ended December 30, 2018, contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue from contracts with customers in 2018 due to the adoption of the new revenue standard.”

KPMG’s audit report dated March 8, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to variable interest entity and consolidation matters, as to which the date is May 7, 2019, on the effectiveness of internal control over financial reporting as of December 30, 2018, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 30, 2018, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states “Material weaknesses related to ineffective controls over not engaging appropriate technical expertise to evaluate variable interest entity and consolidation matters resulting in the failure to consolidate the Papa John’s Marketing Fund, Inc. (PJMF) which also resulted in not maintaining effective controls over financial reporting related to PJMF have been identified and included in management’s assessment.”

During the fiscal year ended December 30, 2018, and the subsequent interim period through June 10, 2019, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in internal control over financial reporting as of December 30, 2018 related to the consolidation of PJMF.  As previously disclosed in Part II, Item 9A, “Controls and Procedures,” of our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2018, the material weaknesses related to the Company’s failure to (i) engage third-party technical expertise to augment internal resources to evaluate complex variable interest entity (“VIE”) consolidation matters related to PJMF and (ii) maintain the level of internal controls required under the COSO framework, which resulted in ineffective internal control over the financial reporting related to PJMF. As disclosed in  our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, the material weaknesses have been fully remediated.

EY served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017, and in connection with such engagement, the Company consulted with EY regularly regarding accounting, auditing and financial reporting issues through and until EY issued its reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017.  Subsequently, during the fiscal year ended December 30, 2018, and the subsequent interim period through June 10, 2019, neither the Company nor anyone on its behalf consulted with EY regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S- K.

45     2021 Proxy Statement

ITEM 2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Audit and Non-Audit Fees

Fees paid to EY for the 2020 and 2019 fiscal years, respectively, in each of the following categories, were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 27, 2020 ($)	December 29, 2019 ($)
Audit Fees	1,316,900	1,212,583
Audit-Related Fees	7,192	3,270
Tax Fees	119,640	142,334
All Other Fees	96,000	-
Total	1,539,732	1,358,187

Audit fees included fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries. Audit-related fees included accounting research tools. Tax fees included tax compliance and consultation services, and All Other Fees included franchisee review services in the UK.

All audit and non-audit services provided by EY are and were pre-approved by the Audit Committee. In addition, the Audit Committee is responsible for audit fee negotiations with EY. EY has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of EY will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related and tax services for 2020 and 2019 were pre-approved by the Audit Committee, which concluded that the provision of those services by EY was compatible with the maintenance of the auditors’ independence. The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors. The Audit Committee reviews and pre-approves all audit and permissible non-audit services and reviews the annual audit plan and financial plan for audit fees. The Audit Committee annually pre-approves estimated fees for audit services. The policy also authorizes the Chair of the Audit Committee to pre-approve non-audit services at or below $100,000, provided that the Chair promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately pre-approved by the Audit Committee.

Although stockholder ratification is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions that the Audit Committee will take into consideration in future deliberations. If EY’s selection is not ratified at the Annual Meeting, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY.

46     2021 Proxy Statement

Item 3. Advisory Approval of the Company’s Executive Compensation

We are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

●	The Company utilizes a compensation structure that ties pay for performance and aligns the interests of our executives with those of our stockholders.
●	The Company’s compensation program reflects an appropriate pay mix that utilizes multiple performance metrics and rewards achievement of both short-term and long-term operational and financial goals, while designed to mitigate risks.
●	A significant portion of the compensation of our named executive officers is variable or “at risk.”
●	Our executive officers must achieve and maintain a designated level of ownership in the Company’s stock.

Consistent with our pay for performance philosophy, a significant portion of NEO compensation is tied to Company performance. See “Tying Pay to Performance” for more information on our “pay for performance” philosophy and our sound compensation governance practices.

At the 2020 Annual Meeting, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we submitted a proposal to stockholders for a non-binding advisory vote to approve the compensation of our NEOs as disclosed in the Proxy Statement for the 2020 Annual Meeting. Our stockholders approved this proposal with approximately 82% of the total votes cast voting in favor. We have adopted a policy of holding our say on pay vote annually as a good corporate governance practice. We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. Unless the Board modifies its policy on the frequency of future say on pay votes, the next say on pay advisory vote will be at the 2022 Annual Meeting.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board highly values the views of our stockholders and will continue to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

47     2021 Proxy Statement

Questions and Answers About the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

The Board has set February 26, 2021 as the record date (“Record Date”) for the Annual Meeting. If you were a stockholder of record at the close of business on the Record Date, you are entitled to vote at the Annual Meeting. As of the Record Date, 32,940,678 shares of common stock were issued and outstanding and eligible to vote at the Annual Meeting and 252,530 shares of Series B Preferred Stock were issued and outstanding and entitled to 5,044,547 votes at the Annual Meeting, which number is equal to the number of whole shares of common stock into which shares of Series B Preferred Stock could be converted on the Record Date. Holders of Series B Preferred Stock are entitled to vote with the holders of our common stock as a single class on all matters submitted to a vote of the holders of common stock.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Holders of our Series B Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which such holder’s shares of Series B Preferred Stock could be converted on the Record Date.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company’s By-laws, shares equal to a majority of the voting power of the Company’s outstanding shares entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

●	you participate electronically at the meeting; or
●	you have properly and timely submitted your proxy as described below under “How can I submit my proxy?”

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How can I submit voting instructions to my broker?”

How can I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

●	electronically, using the Internet;
●	over the telephone by calling a toll-free number; or
●	by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. These procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company’s mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

2021 Proxy Statement     48

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How can I submit voting instructions to my broker?

If you hold your shares in street name, you must provide your voting instructions in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Papa John’s International, Inc. 401(k) Plan?

If you hold shares of the Company’s common stock in the Papa John’s International, Inc. 401(k) Plan, please refer to the voting instructions provided by the plan’s trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to be counted. If you do not timely direct the plan trustee how to vote, the trustee will vote your shares in the same proportion as those shares for which the trustee received direction. Participants in the Company’s 401(k) Plan may not vote their shares electronically during the Annual Meeting, as they must vote at least three days prior to the meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Participating in the Annual Meeting

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PZZA2021. To participate in the Annual Meeting, you will need the 16 digit control number included on your proxy card or voter instruction form that accompanied your proxy materials. If you are a stockholder of record or a street name holder, you may vote your shares electronically at the Annual Meeting. Even if you currently plan to participate in the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to participate at the Annual Meeting. If you submit your vote by proxy and later decide to vote electronically at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a participant in the Company’s 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company’s 401(k) Plan electronically at the Annual Meeting.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2021. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR each of the nominees for director;
●	FOR the ratification of the selection of Ernst & Young as the independent auditors of the Company for the fiscal year ending December 26, 2021; and
●	FOR the advisory approval of the Company’s executive compensation.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the persons named as proxies on the proxy card in accordance with the Board’s recommendations.

If you are a street name holder and hold your shares with a broker, and do not instruct your broker as to how to vote, your shares may be voted by your broker in its discretion on the proposal to ratify the independent auditors. As described below, your broker does not have discretion to vote your uninstructed shares on the remaining proposals.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

2021 Proxy Statement     49

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;
●	by submitting a later-dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;
●	by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or
●	by voting electronically at the Annual Meeting.

If you are a street name holder, you may change your vote only by voting electronically at the Annual Meeting and if you otherwise comply with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

If you are a participant in the Company’s 401(k) Plan, you may change your vote only if you comply with the procedures contained in the voting instructions provided by the plan’s trustee.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director) in order for the director to be elected. The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the selection of our independent auditors, and for the advisory approval of the Company’s executive compensation. In determining whether these proposals have received the requisite number of affirmative votes, abstentions will have the same effect as a vote against these proposals and broker non-votes will have no effect on the outcome of these proposals.

If your shares are held by a broker, bank, trust or other nominee, that entity will ask you how you want your shares to be voted. If you give instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditors, the broker, bank, trust or other nominee is permitted to vote your shares in its discretion. For all other proposals, the broker, bank, trust or other nominee is not permitted to vote your shares at all.

What is householding?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver at your request only one copy of our fiscal 2020 Annual Report on Form 10-K and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also reduces waste.

Upon written or oral request, we will deliver a separate copy of our fiscal 2020 Annual Report on Form 10-K and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents has been delivered.

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

50     2021 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. This Proxy Statement is being mailed to the stockholders on or about March 23, 2021 along with the Company’s fiscal 2020 Annual Report on Form 10-K. We have also retained the firm of D.F. King to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $10,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company’s directors, officers and regular employees may solicit proxies by telephone, facsimile, electronic mail or personally. The Company’s directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

Other Matters

Stockholder Proposals For the 2022 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s Annual Meeting, pursuant to Exchange Act Rule 14a-8 the written proposal must be received by the Company no later than November 23, 2021. Such proposals must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year’s Annual Meeting outside of the 14a-8 process, written notice must be received by the Company not less than 60 nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure of the date of the meeting was made by the Company. All stockholder proposals must comply with certain requirements set forth in the Company’s Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company’s principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

Other Business

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

Annual Report

The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020 accompanies this Proxy Statement.

By Order of the Board of Directors

Louisville, Kentucky March 23, 2021	Caroline Miller Oyler Chief Legal and Risk Officer and Secretary

2021 Proxy Statement     51

Annex A

Reconciliation of Non-GAAP Financial Measures

We use the non-GAAP measures in our fiscal 2020 performance highlights table and Post-MIP Operating Income, excluding special items, in this Proxy Statement. The following table provides a reconciliation for this measure to the most closely related GAAP measure. We believe Post-MIP Operating Income excluding special items provides a useful perspective for analyzing our business and trends excluding non-recurring or unusual items. This measure is also used to evaluate management performance and is a factor in determining the at-risk portion of their compensation. The non-GAAP measure shown in this Proxy Statement, which excludes special items, should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP results. Management believes presenting certain financial information excluding special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the Company’s underlying operating performance and to analyze trends.

Reconciliation of GAAP Operating Income and Diluted Earnings Per Share to Adjusted Operating Income and Diluted Earnings per Share:
Year Ended
(In thousands, except per share amounts)	December 27, 2020
GAAP operating income	$90,253
Strategic corporate reorganization costs	5,985
Adjusted operating income	$96,238

GAAP diluted earnings (loss) per share	$1.28
Strategic corporate reorganization costs	0.18
Tax effect of Non-GAAP items	(0.04)
Two-class impact for Non-GAAP adjustment to earnings per share	(0.02)
Adjusted diluted earnings per share	$1.40

Reconciliation of GAAP Operating Income to Post-MIP Operating Income, excluding special items:
Year Ended
(In thousands, except per share amounts)	December 27, 2020
Operating income	$90,253
Net income attributable to noncontrolling interests	(2,682)
Strategic corporate reorganization costs	5,985
Special items:
Royalty relief	14,270
Marketing fund investments	15,000
Legal and advisory fees	—
Mark to market adjustment on option valuation	—
Other costs	—
Total special charges	29,270
Refranchising gains, net	—
Total special items	35,255
Post-MIP operating income, excluding special items	$122,826

A-1

YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Papa John's International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.papajohns.com/investor. Proxy card must be signed and dated on the reverse side. ∇Please fold and detach card at perforation before mailing.∇ D36598-P49730 PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99900, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CAROLINE MILLER OYLER and JOHN M. MATTER and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the common stock and Series B Preferred Stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/PZZA2021, on Tuesday, April 27, 2021, at 11:00 A.M., Eastern Time, and at any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated March 23, 2021, and a copy of the Company’s Annual Report for the fiscal year ended December 27, 2020. Attention participants in 401(k) Plan: If shares of Papa John's International, Inc. common stock are held through the Papa John’s International, Inc. 401(k) Plan, you should complete, sign and return this proxy card to instruct Principal Trust Company, the plan trustee, how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 21, 2021 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. VOTING INSTRUCTIONS ON REVERSE SIDE. (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PAPA JOHN'S INTERNATIONAL, INC. 2002 PAPA JOHN'S BLVD LOUISVILLE, KY 40299 During The Meeting - Go to www.virtualshareholdermeeting.com/PZZA2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PAPA JOHN’S INTERNATIONAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D36597-P49730 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PAPA JOHN'S INTERNATIONAL, INC. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN ITEM 1, AND "FOR" THE PROPOSALS SET FORTH IN ITEMS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES IN ITEM 1, AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3. 1. Election of the following director nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2021 fiscal year. 1a. Christopher L. Coleman 1b. Olivia F. Kirtley ! ! ! 3. Advisory approval of the Company's executive compensation. 1c. Laurette T. Koellner 1d. Robert M. Lynch 1e. Jocelyn C. Mangan 1f. Sonya E. Medina 1g. Shaquille R. O'Neal 1h. Anthony M. Sanfilippo 1i. Jeffrey C. Smith Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Proxy card must be signed and dated below. For address changes, please send via email to: investor_relations@papajohns.com Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date